Exhibit 10.1

                                TABLE OF CONTENTS
                                                                     Page
ARTICLE 1
         INTERPRETATION................................................2
         1.1      Definitions..........................................2
         1.2      Headings, meaning of "hereof", and Article
                   and Schedule References............................13
         1.3      Single and Plural and Gender........................13
         1.4      Currency............................................13
         1.5      "Including".........................................13
         1.6      Knowledge...........................................13
         1.7      Schedules...........................................14
         1.8      Conflicts...........................................14
         1.9      Statute References..................................15

ARTICLE 2
         PURCHASE AND SALE............................................15
         2.1      Purchase and Sale...................................15
         2.2      Purchase Price......................................15
         2.3      Deposit.............................................15
         2.4      Payment.............................................16
         2.5      Purchase Price Adjustment and Post
                   Closing Adjustments................................17

ARTICLE 3
         REPRESENTATIONS, WARRANTIES AND COVENANTS....................17
         3.1      Regarding the Seller and the Shares:................17
         3.2      Regarding Grey Wolf.................................19
         3.3      Regarding Canadian Abraxas..........................24
         3.4      Regarding the Assets................................29
         3.5      Negation............................................32
         3.6      Purchaser's Representations and Warranties..........33
         3.7      Right to Purchase Mirant GORR.......................33

ARTICLE 4
         TAX MATTERS..................................................34
         4.1      Withholding Requirement.............................34
         4.2      Tax Returns.........................................36
         4.3      Tax Indemnity.......................................37

ARTICLE 5
         CLOSING PERIOD...............................................39
         5.1      Pre-Closing Activities..............................39
         5.2      Insurance...........................................41
         5.3      Due Diligence.......................................41
         5.4      Required Approvals..................................41
         5.5      Tax Elections.......................................41

                               TABLE OF CONTENTS
                                  (continued)
                                                                    Page
ARTICLE 6
         CONDITIONS...................................................42
         6.1      Conditions for the Benefit of the Purchaser.........42
         6.2      Conditions for the Benefit of the Seller............43
         6.3      Efforts to Satisfy Conditions.......................45
         6.4      Asset Sale Alternative..............................45
         6.5      Closing Extension...................................45

ARTICLE 7
         CLOSING......................................................45
         7.1      Closing.............................................45
         7.2      Deliveries by the Seller at Closing.................45
         7.3      Deliveries by the Purchaser at Closing..............46
         7.4      Closing Escrow......................................46

ARTICLE 8
         ENVIRONMENTAL INDEMNITY......................................47
         8.1      Indemnity...........................................47

ARTICLE 9
         GENERAL INDEMNITIES..........................................47
         9.1      Seller's Indemnity..................................47
         9.2      Purchaser's Indemnity...............................47
         9.3      Limitations on Seller's Indemnity...................48
         9.4      Indemnification Procedure...........................49
         9.5      Specific Claim Indemnity............................50

ARTICLE 10
         EMPLOYEES....................................................50
         10.1     Choosing Employees..................................50
         10.2     Recognition of Service..............................51
         10.3     Retained Employees..................................51
         10.4     Transfer Employees..................................51
         10.5     Asset Transaction...................................52
         10.6     Transitional Assistance.............................52

ARTICLE 11
         DUE DILIGENCE................................................52
         11.1     Title Opinions......................................52
         11.2     Pre-Closing Title Review............................53
         11.3     Termination Right...................................53
         11.4     Arbitration.........................................53

                                TABLE OF CONTENTS
                                   (continued)
                                                                    Page
ARTICLE 12
         SURVIVAL.....................................................54
         12.1     Survival............................................54

ARTICLE 13
         TERMINATION..................................................54
         13.1     Termination.........................................54

ARTICLE 14
         ARBITRATION..................................................55
         14.1     Procedure...........................................55

ARTICLE 15
         GENERAL......................................................56
         15.1     Further Assurances..................................56
         15.2     Time of the Essence.................................56
         15.3     Cooperation.........................................56
         15.4     Expenses............................................56
         15.5     Public Announcements................................56
         15.6     Benefit of the Agreement............................56
         15.7     Entire Agreement....................................57
         15.8     Amendments and Waiver...............................57
         15.9     Assignment..........................................57
         15.10    Notices.............................................57
         15.11    Change of Companies' Names..........................58
         15.12    Governing Law.......................................58
         15.13    No Duplication of Adjustments.......................59
         15.14    Interest............................................59
         15.15    PrimeWest Energy Inc. Guarantee.....................59
         15.16    Counterpart Execution................................1

                           PURCHASE AND SALE AGREEMENT

                                      among



                          ABRAXAS PETROLEUM CORPORATION



                                    as Seller

                                       and

                               PRIMEWEST GAS INC.

                                  as Purchaser

                                       and

                              PRIMEWEST ENERGY INC.

                                  as Guarantor

                                       and

                         CANADIAN ABRAXAS PETROLEUM LTD.

                                       and

                           GREY WOLF EXPLORATION INC.

                                as the Companies





                                November 21, 2002

                           PURCHASE AND SALE AGREEMENT

         THIS AGREEMENT made this 21st day of November, 2002;

AMONG:

              ABRAXAS PETROLEUM CORPORATION, a body corporate incorporated under the laws of Nevada (hereinafter referred to as "Abraxas")

                                     - and -

              CANADIAN ABRAXAS PETROLEUM LIMITED, a body corporate incorporated under the laws of Alberta (hereinafter referred to as "Canadian Abraxas")

                                     - and -

              GREY WOLF EXPLORATION INC., a body corporate incorporated under the laws of Alberta (hereinafter referred to as "Grey Wolf")

                                     - and -

              PRIMEWEST ENERGY INC., a body corporate incorporated under the laws of Alberta (hereinafter referred to as "PEI")


              PRIMEWEST GAS INC., a body corporate incorporated under the laws of Alberta (hereinafter referred to as the "Purchaser")


         WHEREAS Abraxas is the registered and beneficial owner of the Canadian Abraxas Shares;

         AND WHEREAS Abraxas and Canadian Abraxas are the registered and beneficial owners of the Grey Wolf Shares;

         AND WHEREAS the Seller desires to sell the Canadian Abraxas Shares and the Grey Wolf Shares owned by it to the Purchaser upon and subject to the terms and conditions hereinafter set forth;

         AND WHEREAS the Purchaser desires to purchase the Canadian Abraxas Shares and the Grey Wolf Shares owned by Abraxas from the Seller upon and subject to the terms and conditions hereinafter set forth.

         NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained the parties hereto agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1      Definitions

         In this Agreement, unless otherwise stated or the context otherwise requires:

         (1)"Abandonment and Reclamation Liabilities" means all obligations to abandon the Wells and restore and reclaim the surface sites thereof, to decommission and remove the Facilities and equipment comprised in the Tangibles and restore and reclaim the surface sites thereof and to reclaim and restore the lands to which the Surface Rights relate, including such obligations relating to Wells which were abandoned prior to the Adjustment Date;

         (2)"Accepted Environmental and Reclamation Liabilities" means:

            (i) Abandonment and Reclamation Liabilities in respect of Wells, whether producing or not, including those which were in the course of actively being abandoned on the Adjustment Date, or are drilled after the Adjustment Date, and which would be expected if the Wells were drilled and operated in accordance with accepted Canadian oil and gas practices;

            (ii)  Abandonment   and   Reclamation   Liabilities  in  respect  of
                  Facilities which were in use on the Adjustment Date or constructed after the Adjustment Date and which would be expected if the Facilities were constructed and operated in accordance with accepted Canadian oilfield practices;

            (iii) Environmental  and Reclamation  Liabilities  arising after the
                  Adjustment Date as a result of activities conducted in accordance with accepted Canadian oilfield practices; and

            (iv) all Environmental and Reclamation Liabilities disclosed in the Environmental Report;

         (3)"Adjusted Purchase Price" has the meaning specified in Section 2.2;

         (4)"Adjustment Date" means October 1, 2002;

         (5)"Affiliate" of an entity means a person or entity that controls, is controlled by or is under common control with the subject entity. For the purpose of this definition, control means the ability, directly or indirectly, to direct the voting of more than Fifty Percent (50%) of the voting interests of an entity;

         (6)"Agreement" means this Purchase and Sale Agreement, as amended by amendments made after the date hereof by written agreement between the Seller and the Purchaser;

         (7)"Applicable Law" means, in relation to any Person, property or circumstance:

            (i)   statutes (including regulations enacted thereunder);

            (ii)  judgments and orders of courts of competent jurisdiction;

            (iii) regulations  and orders  issued by  governmental  agencies and authorities; and

            (iv) the terms and conditions of permits, licenses, authorizations or approvals issued by governmental agencies or authorities;

                  which are applicable to such Person, property or circumstance;

         (8) "Assets" mean any and all assets, properties and rights beneficially owned by the Companies, whether vested or contingent, including the Oil and Gas Assets and Working Capital;

         (9)   "Auditors" means Deloitte & Touche L.L.P., chartered accountants;

         (10) "Base Price" means $217,000,000 representing the total amount to be paid by the Purchaser for the purchase of the Shares before any adjustments are applied;

         (11) "Business Day" means a day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta or San Antonio, Texas;

         (12) "Canadian Abraxas Shares" means all of the issued and outstanding shares of Canadian Abraxas;

         (13) "Canadian Tax Act" means the Income Tax Act R.S.C. 1985, c. 1 (5th Supplement) as amended and the Income Tax Regulations;

         (14) "Claim" means any claim, demand, lawsuit, proceeding, arbitration or governmental investigation;

         (15) "Closing" means the completion of the transactions of purchase and sale of the Shares by the Seller to the Purchaser pursuant hereto;

         (16) "Closing Date" means December 31, 2002, unless changed to another date pursuant hereto;

         (17) "Companies" means collectively Grey Wolf and Canadian Abraxas and "Company" means one of them;

         (18) "Companies' Debt" means the amount of the indebtedness of the Companies pursuant to the Mirant Credit Agreement and the Indentures;

         (19) "Confidentiality Agreement" means the Confidentiality Agreement dated July 19, 2002 between PEI and the Seller;

         (20)  "Creditors' Rights" has the meaning specified in Section 3.1(2);

         (21) "December 21, 1999 Indenture" means that Trust Indenture dated December 21, 1999 among Abraxas and Canadian Abraxas, as Issuers, and Firstar Bank, N.A. as Trustee and others as guarantors, relating to the issuance of US $196,800,000 in 11 1/2% Senior Secured Notes due 2004, Series A;

         (22)  "Deposit" has the meaning specified in Section 2.3;

         (23)  "Deposit Interest" has the meaning specified in Section 2.3;

         (24)  "Dollars" or "$" means dollars of lawful currency of Canada;

         (25) "Employees" means Grey Wolf's current employees identified in Schedule L;

         (26) "Employee Plan" means any employee benefit plan, program or arrangement sponsored, maintained or contributed to by the Seller or the Companies for the benefit of Grey Wolf's employees, including, without limitation, bonus; pension; savings; profit sharing; deferred compensation; supplemental retirement income; stock option; stock purchase; and hospital, medical, dental, disability, automobile, life and accident insurance plans;

         (27) "Encumbrance" means a Security Interest, an option to purchase, a farmout agreement under which earning has not occurred, a royalty, a net profits interest, a carried working interest, a right to convert a royalty to a working interest on payout of a well, a penalty or forfeiture arising as a result of non-participation in a drilling or other operation and any other encumbrance, whether similar or dissimilar to the foregoing;

         (28) "Environment" includes air, soil, ground water, surface water, aquifers and plant and animal life;

         (29) "Environmental Law" means any Applicable Law intended to protect or preserve the Environment and any Applicable Law relating to the storage, handling, transportation, use, spill, release or emission of toxic or hazardous substances;

         (30) "Environmental and Reclamation Liabilities" means all of the Environmental Liabilities and Abandonment and Reclamation Liabilities relating to the Oil and Gas Assets (whether arising prior to, on or after the Adjustment Date);

         (31) "Environmental Liabilities" means any and all Liabilities in respect of the Environment, including:

               (i) Liabilities in respect of contamination, pollution or other damage to the Environment;

               (ii) Liabilities  in  respect of damage  caused by the  presence, storage, disposal, transportation, release, spill or emission of any substance (including any form of energy), including, without limitation, corrosion or deterioration of structures or other property and death or injury to human beings, plants or animals;

               (iii)Liabilities for the remediation,  restoration or reclamation
                    of  the   Environment   (other  than  the   Abandonment  and
                    Reclamation Liabilities); and

               (iv) Liabilities under Environmental Laws;

         (32)  "Escrow Agent" has the meaning specified in Section 2.3;

         (33)  "Excluded  Oil and Gas Assets" means those Oil and Gas Assets and
               other  assets   described  in  Schedule  O,  including,   without
               limitation, the Office Lease;

         (34) "Existing Title Defects" means the defects which affect any of the Oil and Gas Assets and which are disclosed in the Title Opinions;

         (35) "Facilities" means the tangible property, apparatus, plant, equipment, machinery and facilities described in Schedules E and N;

         (36) "Farmor" means the Affiliate of the Seller identified as the "Farmor" in each of the Farmout Agreements;

         (37) "Farmor Guarantee" means the guarantee in the form attached hereto as Schedule U;

         (38) "Farmout Agreements" means agreements in the forms attached as Schedule "P";

         (39) "Financial Statements" means the audited financial statements of the Companies for the period ended December 31, 2001 and the unaudited statements for the period ended September 30, 2002, which are attached hereto as Schedule A;

         (40) "GAAP" means generally accepted accounting principles used in Canada from time to time;

         (41) "Gas and Oil Sales Contracts" means contracts for the sale and purchase of Petroleum Substances;

         (42) "Grey Wolf Shares" means all of the issued and outstanding shares of Grey Wolf;

         (43) "Indentures" means the March 26, 1999 Indenture, the December 21, 1999 Indenture and the January 27, 1998 Indenture;

         (44) "Interim Interest" means the amount of simple interest at the Prime Rate on the Base Price, computed from the Adjustment Date to December 20, 2002;

         (45) "Interim Period Excluded Assets Net Revenues" means the Interim Period Revenues minus the Interim Period Costs, where:

               (i) "Interim Period Revenues" are the revenues and proceeds from sales or otherwise which accrue to the Companies in respect of the Excluded Assets during the Pre-Closing Period, determined in accordance with GAAP;

               (ii) "Interim  Period  Costs"  are  the  aggregate  of all  costs
                    (including capital costs, operating costs and maintenance costs) accrued to the Companies in respect only of the Oil and Gas Assets which are Excluded Assets during the Pre-Closing Period, determined in accordance with GAAP plus an amount of $678 per day to account for the portion of corporate overhead applicable to the Excluded Assets;

               (iii)costs and  expenses  of work  done,  services  provided  and goods supplied shall be deemed to accrue when the work is done or the goods or services are provided, regardless of when such costs and expenses become payable;

               (iv) revenues  from  the  sale of  Petroleum  Substances  will be
                    deemed  to  accrue  when  such   Petroleum   Substances  are
                    produced; and

               (v) all rentals and similar payments in respect of the Leases or Surface Rights comprised in the Excluded Assets and all Taxes (other than goods and services or income taxes) levied with respect to the Excluded Oil and Gas Assets or operations in respect thereof shall be apportioned on a per diem basis as of the Adjustment Date;

         (46) "January 27, 1998 Indenture" means that Trust Indenture dated January 27, 1998 among Abraxas and Canadian Abraxas, as Issuers, and IBJ Schroder Bank and Trust Company, as Trustee, relating to the issuance of US $60,000,000 11 1/2% Senior Notes due 2004, Series C and US $275,000,000 11 1/2 % Senior Notes due 2004, Series D;

         (47) "Land Sales Acquisitions" means the interests in Crown Leases acquired by the Companies at land sales, if any, conducted by the Government of the Provinces of Alberta, British Columbia or Saskatchewan between the Adjustment Date and the Closing Date, and any other acquisitions of oil and gas lands or interests (whether by acquisition, leasing, the exercise of rights of first refusal or otherwise) made by the Companies between the Adjustment Date and the Closing Date;

         (48) "Lands" means the lands or interests therein described in Schedule E, subject to such limitations as to geological formations and substances and such Encumbrances as may appear in Schedule E;

         (49) "Leases" means the petroleum and natural gas leases, licenses, permits and similar instruments listed in Schedule E by virtue of which the holder thereof is entitled to drill for, produce, save and market Petroleum Substances from the Lands and includes, if applicable, all renewals and extensions of such leases, licenses, permits and instruments and all documents issued in substitution therefor;

         (50) "Liabilities" means all liabilities and obligations, whether under common law, in equity, under Applicable Law, under contract or otherwise, whether tortious, contractual, statutory or otherwise, whether absolute or contingent and whether based on fault, strict liability or otherwise;

         (51) "Losses" means, in respect of a Person and in relation to a matter, all losses, costs and damages (including all penalties and fines) which such Person suffers, sustains, pays or incurs in connection with such matter and includes Taxes (other than refundable Taxes), reasonable costs of legal counsel (on a full indemnity basis) and other consultants and reasonable costs of investigating and defending Claims arising from such matter, but shall not include loss of profits, economic loss or other consequential damages suffered by such Person;

         (52) "March 26, 1999 Indenture" means that Trust Indenture dated March 26, 1999 among Abraxas, as Issuer, Canadian Abraxas as a Guarantor, and Norwest Bank Minnesota, N.A. as Trustee and others as further guarantors relating to the issuance of US $63,500,000 in 12 ?% Senior Notes due 2003;

         (53) "Material" means that a specified fact, circumstance or event or combination thereof is reasonably expected to (i) result in Liabilities or Losses to any of the Companies of more than $150,000; or (ii) affect (either positively or negatively) the value of the Oil and Gas Assets by more than $150,000;

         (54) "Material Adverse Effect" means in relation to a Party, any change or effect that is reasonably likely to be materially adverse to the business, operation, properties, financial condition, assets or liabilities of the entity in question, taken as a whole and which is reasonably expected to: (i) if Closing occurs result in such Party suffering Losses of 10% of the Base Price or more or (ii) make it illegal or impossible to complete the transfer of the Shares from the Seller to the Purchaser, provided that a Material Adverse Effect shall not include an adverse effect resulting from a change (a) resulting from any decline in crude oil or natural gas prices on a current or forward basis; or (b) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere; or (c) resulting from the drilling, completion or testing after the date hereof of any Well establishing that any such Well or prospect is not commercially viable or is less successful than anticipated by the Purchaser; or (d) resulting from changes in the oil and gas industry generally, including, for greater certainty, any adverse circumstances resulting from the Government of Canada's plan to ratify or implement the Kyoto Accord;

         (55) "Material Contracts" means all contracts and other written agreements to which the Companies or any of their subsidiaries are a party, the performance of which will involve consideration in excess of $150,000 per year or $1,500,000 in the aggregate but does not include Title and Operating Documents;

         (56) "Mirant Credit Agreement" means that Credit Agreement dated December 20, 2001 between Mirant Canada Energy Capital, Ltd. and Grey Wolf;

         (57) "Miscellaneous Interests" means all of the Companies' right, title, estate and interest in and to all property, assets and rights associated with the Petroleum and Natural Gas Rights or the Tangibles (other than the Petroleum and Natural Gas Rights and the Tangibles themselves) including, but not in limitation of the generality of the foregoing, the entire interest of the Companies in:

               (i) all contracts and agreements directly related to the Petroleum and Natural Gas Rights or the Tangibles, including, without limitation, the Title and Operating Documents;

               (ii) the Surface Rights;

               (iii) all Wells; and

               (iv) the records, data and information related to the Oil and Gas
                    Assets, including, without limitation, well files, lease files, agreement files, Seismic Data, geological, geophysical, engineering and production records, and all financial records, statements, documents and information concerning the Companies and the minute books of the Companies;

         (58)  "New Title Defects" has the meaning specified in Section 11.2;

         (59) "Office Lease" means Grey Wolf's lease for its Calgary office, which is described in Schedule G;

         (60) "Oil and Gas Assets" means the Petroleum and Natural Gas Rights, the Companies' interests in the Tangibles and the Miscellaneous Interests;

         (61) "Ordinary Course of Business" means the ordinary course of business consistent with prior custom and practice or with industry practice (including with respect to quantity and frequency);

         (62) "Party" means the Seller, Grey Wolf or Canadian Abraxas or the Purchaser and "Parties" means all of them;

         (63)  "Permitted Encumbrances" means:

               (i) liens for taxes, assessments or governmental charges which are not due or delinquent or, as set forth in Schedule M where Material, the validity of which is being diligently contested in good faith by the Seller, the Companies (or either of them);

               (ii) liens incurred or created in the ordinary course of business as security in favour of any other Person who is conducting the development or operation of the property to which such liens relate for the Companies' share (or either of them) of the costs and expenses of such development or operation which are not due or delinquent;

               (iii)mechanics',  builders' or materialmen's  liens in respect of services rendered or goods supplied for which payment is not due;

               (iv) easements, rights of way, servitudes or other similar rights in land (including, without limitation, rights of way and servitudes for railways; sewers; drains; gas and oil pipelines; gas and water mains; and electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables);

               (v) the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit or by any statutory provision, to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

               (vi) governmental requirements of general application, including, without limitation, those respecting production rates or other operational matters;

               (vii) the Encumbrances described in Schedule E;

               (viii) the reservations,  limitations, provisos and conditions in any original grants from the Crown of any of the Lands or interests therein and statutory exceptions to title;

               (ix) the  terms  and   conditions  of  the  Title  and  Operating
                    Documents; and

               (x)  the  Encumbrances  identified  in  Schedules  I or  M or  in
                    respect  of  the  Excluded  Assets  for  which   discharges,
                    releases or undertakings are delivered at Closing;

         (64)  "Permitted  Transactions"  means  those  transactions  listed  in
               Schedule I;

         (65)  "Person"  means  any  individual,  body  corporate,   partnership
               (limited  or  general),   trust,  trustee,  executor  or  similar
               official, governmental agency or authority or other entity;

         (66) "Petroleum and Natural Gas Rights" means the entire right, title, estate and interest of the Companies in:

               (i) rights (whether fee simple interests, leasehold interests or other interests) to drill for and produce, save and market Petroleum Substances from the Lands;

               (ii) royalties,  net  profits  interests  and  similar  interests entitling the holder thereof to a share of the Petroleum Substances produced from the Lands or lands pooled or unitized therewith or to a payment calculated by reference to the quantity of such production, the proceeds from the sale thereof or the profits therefrom; and

               (iii) rights to acquire the foregoing;

         (67) "Petroleum Substances" means petroleum, natural gas and related hydrocarbons (including crude oil, natural gas liquids, coal-bed methane, but excluding coal) and all other substances (including sulphur and sulphur compounds) produced in association therewith;

         (68) "Place of Closing" means the offices of Osler, Hoskin & Harcourt LLP located at 1900, 333 - 7th Avenue S.W., Calgary, Alberta, T2P 2Z1;

         (69) "Pre-Closing Period" means the period from the Adjustment Date to the Time of Closing;

         (70) "Prime Rate" means the rate of interest, expressed as a rate per annum, announced from time to time by the Canadian Imperial Bank of Commerce as its reference rate used for Canadian dollar commercial loans made in Canada and referred to by it as its "prime rate";

         (71)  "Purchased  Assets" shall have the meaning  specified in Schedule
               Q;

         (72) "Purchase Price Adjustment Amount" means the amount (which may be a negative amount) equal to:

               (i) the amount of unpaid principal and accrued but unpaid interest on the Companies' Debt as of the Adjustment Date;

               (ii) plus interest paid or accrued  (without  duplication) on the
                    Companies' Debt during the Pre-Closing Period;

               (iii)plus the amount of the Working Capital  deficiency as of the
                    Adjustment Date, if the Working Capital is a negative amount, or minus the Working Capital as of the Adjustment Date, if the Working Capital is a positive amount;

               (iv) plus the  costs,  if any,  of  termination  of all  Retained
                    Employees as contemplated by Section 10.2; and

               (v)  plus $3,000,000;

         (73) "Required Approvals" means all required approvals by third parties of the transactions contemplated by this Agreement, and the other approvals and authorizations of the purchase and sale of the Shares pursuant hereto required to be obtained pursuant to Applicable Law which, if not obtained, would be Material to the Seller, the Purchaser, or either of the Companies;

         (74) "Representatives" means in relation to a Party, its directors, officers, servants, agents and employees;

         (75) "Retained Employees" shall have the meaning ascribed to such term in Section 10.1;

         (76) "Security Interest" means any pledge, lien, charge, conditional sale, title retention arrangement, mortgage, assignment by way of security or other security interest;

         (77) "Seismic Data" means seismic data including surveyors' ground elevation records, shot point maps, drillers' logs, shooters' records, seismograph records, seismograph magnetic tapes, monitor records, field records and record sections, including maps and interpretations made therefrom;

         (78)  "Seller" means Abraxas;

         (79) "Shares" means collectively the Canadian Abraxas Shares and the Grey Wolf Shares owned by Abraxas;

         (80) "Surface Rights" means all rights to enter upon, use or occupy the surface of lands (including, but not limited to, the Lands) which are used or held for use in connection with the Petroleum and Natural Gas Rights or the Tangibles, including rights to enter upon, use and occupy the surface of lands on which the Tangibles and the Wells are located or any lands with which the same have been pooled or unitized and rights to use the surface of lands to gain access thereto;

         (81) "Take or Pay Obligations" means obligations of the Companies (or either of them) under or in respect of a contract for the sale of production of Petroleum Substances arising as a result of payments made by or on behalf of the buyer thereunder in advance of taking delivery of Petroleum Substances pursuant thereto or in lieu of or as compensation for the buyer not taking deliveries of Petroleum Substances pursuant thereto;

         (82) "Tangibles" means all equipment and facilities used or held for use in respect of the production, gathering, dehydration, processing, treatment, measurement, storage, injection or transportation of Petroleum Substances from the Lands or lands pooled or unitized therewith, including, without limitation, wellheads, pumps, pumpjacks, dehydrators, separators, meters, generators, flowlines, gathering lines, batteries, tanks, pipelines, compressors, scrubbers, boilers, communications equipment, pipeline connections, motors and gas processing plants;

         (83) "Tax Records" means all Tax Returns, books and records and correspondence related to tax matters relevant for the determination of compliance with tax laws and exposure to tax liabilities of whatever nature;

         (84)  "Tax  Returns"  includes  all  returns,  reports,   declarations,
               elections, filings, information returns and statements required to be filed by any Party in respect of Taxes;

         (85) "Tax" or "Taxes" means all taxes, duties, fees, premiums, assessments, levies and other charges of any kind whatsoever imposed by any taxing or other governmental authority or agency, together with all interest and penalties in respect thereof, excluding royalties and similar payments payable pursuant to or in respect of the Leases;

         (86)  "Time of Closing"  means 10:00 a.m.  Calgary  time on the Closing
               Date;

         (87) "Title and Operating Documents" means (i) the Leases (ii) all agreements relating to the ownership or operation of the Oil and Gas Assets entered into in the normal course of business, including, without limitation: operating procedures; unit agreements and unit operating agreements; agreements for the construction, ownership and operation of gas plants, pipelines, gas gathering systems and similar facilities; pooling agreements, royalty agreements, farmin agreements, farmout agreements and participation agreements; trust agreements; agreements respecting the gathering, measurement, processing, compression or transportation of Petroleum Substances; Gas and Oil Sales Contracts; seismic data licensing agreements; well operating contracts;  and  surface  leases,  pipeline  easements,  road use agreements and other contracts granting the right to use the surface of lands; and (iii) all permits, licenses and approvals issued or granted by governmental authorities pertaining to the ownership or operation of the Oil and Gas Assets or the gathering, processing, treatment, storage, measurement, transportation or sale of the production of Petroleum Substances from the Oil and Gas Assets;

         (88)  "Title Defects" means:

               (i) in relation to an Oil and Gas Asset, a defect, imperfection or deficiency in the title of the Companies on such Oil and Gas Asset which is such that a reasonable, prudent and otherwise willing buyer of such Oil and Gas Asset for the fair market value thereof (computed as if such defect, imperfection or deficiency did not exist) would refuse to purchase such Asset or require a reduction in the purchase price thereof solely because of such defect, imperfection or deficiency; or

               (ii) with respect to an interest  attributed  to a Company in the
                    Schedules, such Company's actual interest being less than that attributed to it in the Schedules;

               but does not include the Permitted Encumbrances, title defects, deficiencies or qualifications disclosed or set forth in the Title Opinions;

         (89)  "Title Opinions" means:

               (i) Title Opinion of Code Hunter dated July 25, 1991 regarding the Acquisition of Interest from Novalta Resources Inc. by CGGS Canadian Gas Gathering Systems Inc.;

               (ii) Title  Opinion  of  Code  Hunter  dated  December  16,  1991 regarding Acquisition of Interest from Gulf Canada Resources Limited by CGGS Canadian Gas Gathering Systems Inc.; and

               (iii)Title  Opinion of Bennett  Jones  dated  October 29, 1996 in respect of certain P&NG Rights owned by CGGS Canadian Gas Gathering Systems Inc.;

         (90) "Wells" means all wells (including, without limitation, producing, shut-in, suspended, capped, abandoned, injection and disposal wells) located on the Lands or lands pooled or unitized therewith, and including those wells set out on Schedule "E";

         (91) "Working Capital" means the following amount (which may be a negative amount):

               (i) the sum of the amount of the Companies' current assets, less any unamortized costs relating to the Companies' Debt; minus

               (ii) the sum of the amount of the Companies' current  liabilities
                    (which current liabilities will not include future site restoration, the Companies' Debt or any accrued interest thereon);

                  determined in accordance with GAAP, applied on a basis consistent with the Companies' past practices. Receivables assigned pursuant to Schedule I shall not be included in the Companies' current assets. Payables assigned pursuant to
                  Schedule I, if any, shall not be included in the Companies' current liabilities.

1.2      Headings, meaning of "hereof", and Article and Schedule References

         The headings of Articles, Sections, and Subsections in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement in its entirety (including Schedules) and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections, Subsections and Paragraphs are to Articles, Sections, Subsections and Paragraphs of this Agreement and references herein to Schedules are references to Schedules to this Agreement.

1.3      Single and Plural and Gender

         In this Agreement words importing the singular number only shall include the plural and vice versa and words importing one gender shall include the other genders.

1.4      Currency

         Unless specifically otherwise stated, all references to currency herein are to lawful money of Canada.

1.5      "Including"

         In this Agreement, "including" means "including, without limiting the generality of the foregoing".

1.6      Knowledge

         In this Agreement, unless otherwise indicated, references to the Seller's knowledge, information, belief or awareness and similar references mean the actual knowledge of the officers of the Seller and the Companies after a reasonable inquiry of its current employees whose day to day employment responsibilities relate to the matter in question, but does not include the knowledge of any other Person nor constructive or deemed knowledge. Except as stated above, a Party shall have no obligation to make any inquiry of other

Persons or other Persons' files and records or of any public office in connection with representations which are made herein in respect of its knowledge, information, belief or awareness.

1.7      Schedules

         The following are the Schedules to this Agreement:

         Schedule.                  Title

         Schedule A         -       Financial Statements
                                                     a)       Grey Wolf
                                                              1) Dec 31/01
                                                              audited 2) Sept
                                                              30/02 unaudited
                                                     b)       Canadian Abraxas
                                                              1) Dec 31/01
                                                              audited 2) Sept
                                                              30/02 unaudited

     Schedule B    -   Form of Officer's Closing Certificate
     Schedule C    -   Claims
     Schedule D    -   Oil and Gas Sales, and Processing Contracts,
                        Gas Transportation Contracts and Hedging Contracts
     Schedule E    -   Lands, Wells of the Companies
     Schedule F    -   Employee Plans
     Schedule G    -   Description of the Office Lease
     Schedule H    -   Insurance
     Schedule I    -   Certain Permitted Transactions
     Schedule J    -   Bank Accounts
     Schedule K    -   Production Penalties
     Schedule L    -   List of Employees
     Schedule M    -   Disclosures
     Schedule N    -   Facilities
     Schedule O    -   Excluded Assets
     Schedule P    -   Farmout Agreements (Caroline and Pouce Coupe)
     Schedule Q    -   Asset Sale Provisions
     Schedule R    -   Form of Resignation and Release by Directors and Officers
     Schedule S    -   Authorizations for Expenditure
     Schedule T    -   Special Adjustments
     Schedule U    -   Farmor Guarantee

The Schedules are contained in binders labelled "Schedules to the Purchase and Sale Agreement dated November 21, 2002 among Abraxas et al and PrimeWest - Schedules". The label on the Binders have been initialled by the Parties. The Schedules form part of this Agreement.

1.8      Conflicts

         Where any provision of any Schedule to this Agreement conflicts or is at variance with any provision in the body of this Agreement, the latter shall prevail.

1.9      Statute References

         A reference in this Agreement to a statute shall be a reference to the statute and the regulations made pursuant thereto as amended or superseded, from time to time, either before or after the date hereof, unless otherwise stated or the context otherwise requires.

ARTICLE 2
                                PURCHASE AND SALE

2.1      Purchase and Sale

         The Seller hereby agrees to sell the Shares to the Purchaser in accordance with and subject to the terms and conditions of this Agreement. The Purchaser hereby agrees to purchase such Shares from the Seller in accordance with and subject to the terms and conditions of this Agreement. Ownership of the Shares will pass to the Purchaser on Closing.

2.2      Purchase Price

         As consideration for the sale of the Shares by the Seller pursuant hereto, at Closing and in immediately available funds, the Purchaser agrees to pay to the Seller the Base Price plus Interim Interest less the Purchase Price Adjustment Amount (the "Adjusted Purchase Price"). The Seller shall provide notice to the Purchaser of its allocation of the Base Purchase Price between the Shares on or prior to Closing, which, upon the consent of the Purchaser, such consent not to be unreasonably withheld, shall be the agreed upon allocation.

         The Adjusted Purchase Price shall be allocated based on the appropriate allocation of the Purchase Price Adjustment Amount between the Shares and applied to the Base Price, as allocated in this Section.

2.3      Deposit

         (1) At the time of execution and delivery of this Agreement, the Purchaser shall pay Ten Million Eight Hundred Fifty Thousand Dollars ($10,850,000) (herein called the "Deposit") to Osler, Hoskin & Harcourt LLP, Barristers and Solicitors (the "Escrow Agent"), to be held by the Escrow Agent in an interest-bearing solicitor's trust account to be applied in accordance with the following terms:

               (i) if Closing occurs, the Deposit together with the interest actually earned thereon while held by the Escrow Agent (the "Deposit Interest") shall be paid by the Escrow Agent to the Seller at the Time of Closing, in partial satisfaction of the Purchaser's obligation to pay the Adjusted Purchase Price;

               (ii) if Closing does not occur due to a breach of this  Agreement by the Purchaser, the Seller shall be entitled to the Deposit and the Deposit Interest which the Escrow Agent shall pay to the Seller on the scheduled Closing Date. The Deposit and the Deposit Interest shall thereupon be forfeited to the Seller on account of the damages suffered by the Seller as a consequence of such breach or termination. The Parties agree that such amount constitutes their genuine pre-estimate of the damages which will be suffered by the Seller by virtue of such breach or termination; and

               (iii)if  Closing  does not occur for any  reason or  circumstance other than that described in Paragraph 2.3(1)(ii), the Purchaser shall be entitled to the Deposit and Deposit Interest which the Escrow Agent shall pay to the Purchaser on the scheduled Closing Date.

               The Purchaser acknowledges that Osler, Hoskin & Harcourt LLP acts as legal counsel to the Seller in connection with this Agreement. The Purchaser agrees that notwithstanding that Osler, Hoskin & Harcourt LLP is the Escrow Agent, Osler, Hoskin & Harcourt LLP shall be entitled to continue to act on behalf of the Seller in respect of any matter arising in relation to this Agreement, including any dispute regarding the disposition of the Deposit or Deposit Interest.

         (2) If the Escrow Agent is notified by either Party, or otherwise becomes aware that there is a dispute between the Parties regarding entitlement to all or part of the Deposit and Deposit Interest, the Escrow Agent may, in its sole discretion, interplead the matter and thereupon pay the Deposit and Deposit Interest (or that portion thereof as to which there is a dispute as to entitlement) into the court of law in which the matter has been interpleaded.

2.4      Payment

         (1) At the Closing, subject to Section 4.1, the Deposit and Deposit Interest shall be paid to the Seller by the Escrow Agent in accordance with Section 2.3 and the Purchaser shall pay to the Seller the Adjusted Purchase Price (based on the Seller's good faith estimate of the Purchase Price Adjustment Amount in accordance with Section 2.5), less the Deposit and Deposit Interest, by bank draft or certified cheque. The Companies shall pay to CIBC World Markets Inc. and to BMO Nesbitt Burns Inc. at the Closing the amounts referred to in section 3.1(7) hereof, and the Purchaser will loan to the Companies any amounts necessary to ensure that the Companies fulfil such obligations. In addition, the Purchaser shall pay to Newco the sum of $1,200,000 as a partial payment towards the drilling costs of the Test Well pursuant to the Farmout Agreement for the Caroline Area.

         (2) At the Closing, the Purchaser shall loan to Grey Wolf the aggregate amount of the unpaid principal and accrued but unpaid interest in respect of the Companies' Debt as of the Closing Date that is represented by the Mirant Credit Agreement. Grey Wolf shall direct the Purchaser to pay the amount of that loan to the Seller in exchange for documents which release and discharge Grey Wolf from all of its obligations in respect of the Mirant Credit Agreement and release all of the assets of Grey Wolf from all of the Security Interests granted in respect thereof under or pursuant to the Mirant Credit Agreement (other than the royalties that were granted in connection with the Mirant Credit Agreement).

         (3) After Closing, the Parties shall pay adjustments in respect of the Adjusted Purchase Price in accordance with Section 2.5.

2.5      Purchase Price Adjustment and Post Closing Adjustments

         (1) For the purposes of the Closing, the Purchase Price Adjustment Amount shall be calculated on the basis of the Seller's good faith estimate thereof, which shall include the assumption that the Working Capital is as reflected in the unaudited September 30, 2002 Financial Statements of the Companies prepared by the Companies, subject to the adjustments specified in Schedule T. The Seller shall prepare and deliver to the Purchaser a statement setting forth, in reasonable detail, such calculation of the Purchase Price Adjustment Amount and any other amount for which adjustment is provided herein and the total amount payable by the Purchaser at Closing not later than five (5) Business Days prior to Closing for the Purchaser's review and shall assist the Purchaser in verifying the amounts set forth in such statement.

         (2) The Purchaser will cause the Auditors to audit the amount of the Working Capital as at the Adjustment Date and will make a good faith recalculation of the Purchase Price Adjustment Amount, subject to the adjustments specified in Schedule I, using the amount of Working Capital, and any other amounts that affect the Purchase Price Adjustment Amount established by the Auditors, within one hundred twenty (120) days following the Closing Date. Schedule T shall not be considered by the Auditors in the calculation of the Working Capital. If the Purchase Price Adjustment Amount as recalculated by the Purchaser is not the same as the estimate of the Purchase Price Adjustment Amount used at Closing, and:

               (i) is greater than the estimate used at Closing, the Seller shall pay the overage, together with simple interest thereon at the Prime Rate from the Adjustment Date until paid, to the Purchaser within 15 days of receipt of confirmation of the amount of Working Capital and any other amounts that affect the Purchase Price Adjustment Amount established by the Auditors; or

               (ii) is less than the  estimate  used at Closing,  the  Purchaser shall pay the shortfall, together with simple interest thereon at the Prime Rate from the Adjustment Date until paid, to the Seller within 15 days of receipt of confirmation of the amount of Working Capital and any other amounts that affect the Purchase Price Adjustment Amount established by the Auditors.

ARTICLE 3
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1      Regarding the Seller and the Shares:

         The Seller represents and warrants to Purchaser that except as disclosed on Schedules I or M:

         (1) Incorporation: The Seller is duly incorporated, validly existing and in good standing under the laws of the State of Nevada. It is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. It has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted. Neither Grey Wolf nor Canadian Abraxas is subject to, or affected by, any unanimous shareholders' agreement;

         (2) Authority, Approval and Enforceability: The Seller has all requisite power and corporate authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby by it have been approved by all necessary action. This Agreement has been duly executed and delivered on behalf of the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditor's rights generally and to general principles of equity ("Creditors' Rights"). At the Closing all documents required hereunder to be executed and delivered by the Seller will have been duly authorized, executed and delivered by the Seller and will constitute legal, valid and binding obligations of the Seller, enforceable in accordance with their terms, subject to Creditors' Rights. Neither the Seller nor the Companies are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except for the filings required in the Competition Act and except for notices, filings, authorizations, consents or approvals which (i) if not made or obtained, would not adversely affect the Seller's ability to consummate the transactions contemplated by this Agreement on the terms set forth herein, or (ii) which have been previously obtained and are currently in force. The Seller is not party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Shares;

         (3) Title to the Grey Wolf Shares: Each party listed below is the registered and beneficial owner of the number of Grey Wolf Shares listed opposite its name below and now has, and at the Time of Closing will have, good and marketable title to such Grey Wolf Shares, free and clear of all Encumbrances and there is no contract, option or any other right binding upon such Person or which at any time in the future may become binding upon such Person to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Grey Wolf Shares owned by it other than pursuant to this Agreement:

                  Abraxas                      12,459,349 Grey Wolf Shares
                  Canadian Abraxas                345,279 Grey Wolf Shares

         (4)   Title  to  the  Canadian  Abraxas  Shares:   The  Seller  is  the
               registered and beneficial owner of all of the issued and outstanding Canadian Abraxas Shares and now has, and at the time of Closing will have, good and marketable title to such Canadian Abraxas Shares, free and clear of all Encumbrances and there is no contract, option or other right binding upon the Seller or which at any time in the future may become binding upon the Seller to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Canadian Abraxas Shares owned by it other than pursuant to this Agreement;

         (5)   No Defaults or Consents:  Neither the  execution  and delivery of
               this   Agreement   nor  the   completion   of  the   transactions
               contemplated hereby will:

               (i) violate or result in a breach or default of, require any consent under, be in conflict with, accelerate or permit the acceleration of the performance of, result in the loss or termination of or give a third party a right to terminate any material agreement, license, permit, franchise or other instrument to which the Seller is a party or by which it is bound or which relate to any of the Shares;

               (ii) violate or conflict with any Applicable Law;

               (iii)give  rise  to  any   rights  of  first   refusal  or  other
                    pre-emptive, preferential or similar rights to purchase any of the Shares;

               (iv) create  or  allow  the  creation  of an  Encumbrance  on the
                    Shares; or

               (v) violate or conflict with the Seller's constating documents or bylaws;

         (6) No Claims Affecting the Sale of the Shares: the Seller has not received notice of any Claim and the Seller is not aware of any Claim, actual or threatened, which prevents or could reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement;

         (7) No Finder's Fees: neither the Seller nor the Companies have incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of the transactions contemplated hereby for which the Purchaser, or the Companies or any of their respective subsidiaries shall have any obligation or liability (other than to CIBC World Markets Inc. and BMO Nesbitt Burns Inc. pursuant to letter agreements dated June 18, 2002, all of the liabilities under which letter agreements shall be adjusted by including the aggregate amount of such Liabilities in Working Capital as a current liability of the Companies as of the Adjustment Date); and

         (8) Residency: The Seller is not a resident of Canada for the purpose of the Canadian Tax Act.


3.2      Regarding Grey Wolf

         The Seller represents and warrants to the Purchaser that except as disclosed on Schedules I or M and except as it relates to the Excluded Assets:

         (1) Incorporation: Grey Wolf is a body corporate organized, duly formed and subsisting under the laws of the Province of Alberta. It is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Grey Wolf has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted. Grey Wolf is not subject to, or affected by, any unanimous shareholders' agreement;

         (2) Authority, Approval and Enforceability: Grey Wolf has all requisite power and corporate authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby by it have been approved by all necessary action. This Agreement has been duly executed and delivered on behalf of Grey Wolf and constitutes the legal, valid and binding obligation of Grey Wolf, enforceable against Grey Wolf in accordance with its terms, subject to Creditors' Rights. At the Closing all documents required hereunder to be executed and delivered by Grey Wolf will have been duly authorized, executed and delivered by Grey Wolf and will constitute legal, valid and binding obligations of Grey Wolf, enforceable in accordance with their terms, subject to Creditors' Rights. Grey Wolf is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except for the filings required in the Competition Act and except for notices, filings, authorizations, consents or approvals which
               (i) if not made or obtained, would not adversely affect Grey Wolf's ability to consummate the transactions contemplated by this Agreement on the terms set forth herein, (ii) which have been previously obtained and are currently in force;

         (3)   No Defaults or Consents:  Neither the  execution  and delivery of
               this   Agreement   nor  the   completion   of  the   transactions
               contemplated hereby will:

               (i) violate or result in a breach or default of, require any consent under, be in conflict with, accelerate or permit the acceleration of the performance of, result in the loss or termination of or give a third party a right to terminate any material agreement, license, permit, franchise or other instrument to which Grey Wolf is a party or by which it is bound or which relate to or bind any of its assets;

               (ii) violate or conflict with any Applicable Law;

               (iii)create  or  allow  the  creation  of an  Encumbrance  on its assets; or

               (iv) violate or conflict with Grey Wolf's constating documents or bylaws;

         (4) Capitalization of Grey Wolf: The authorized capital of Grey Wolf consists of an unlimited number of common shares without par value of which 12,804,628 common shares are issued and outstanding. The Seller is the registered holder of 12,459,349 of such shares and Canadian Abraxas is the registered holder of 345,279 shares. All of the shares are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, convertible securities, warrants, calls or other securities granting rights to purchase or otherwise acquire any securities of Grey Wolf or any commitments or agreements of any character obligating Grey Wolf to issue any such securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Grey Wolf;

         (5) Records: Complete and accurate originals or copies of the certificate of incorporation, bylaws and all minute books, including all minutes, consents and other records of action taken by stockholders and directors (including any committees thereof) of Grey Wolf and stock records of Grey Wolf have been made available to the Purchaser for its inspection and have been maintained in accordance with good business practices;

         (6) Businesses: The only business that has been or is currently conducted by Grey Wolf is the upstream oil and gas exploration and production business in Alberta, Saskatchewan, Manitoba, British Columbia and Northwest Territories. To the best of the Seller's knowledge, since the date of the Financial Statements to the date of this Agreement, there has not been: (i) any Material change in the financial condition or business of Grey Wolf other than changes in the Ordinary Course of Business; or (ii) any damage, destruction or loss, whether or not covered by insurance, Materially adversely affecting the properties or business of Grey Wolf;

         (7) Conduct of Business: Since the Adjustment Date, the business of Grey Wolf has been carried on in the Ordinary Course of Business, except Permitted Transactions and as permitted by Section 5.1 herein;

         (8) Financial Statements: The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis, and (ii) fairly and accurately disclose in all Material respects (determined in accordance with GAAP) the financial position of Grey Wolf at December 31, 2001 and September 30, 2002 and the results of operations for the period ended on those dates, and since September 30, 2002, there have been no changes in the business, assets, operations, working capital, or financial condition of Grey Wolf, which have been or could reasonably be expected to be Material, provided that no representation or warranty is given with respect to changes which are generally applicable to the oil and gas industry, including, without limitation, depletion of reserves as a result of production of Petroleum Substances, the prices payable for Petroleum Substances, taxation or government regulation. All accounts receivable reflected in the Financial Statements were and remain, if still outstanding, bona fide and were collected or are collectible (subject to provisions therein for doubtful accounts) by Grey Wolf without setoff or counterclaim;

         (9) Debt: As at the date of the Financial Statements, Grey Wolf did not have any debt or liabilities of any kind whatsoever (whether accrued, contingent, absolute or otherwise) including, without limitation, liabilities for Taxes and pursuant to any capital lease, except the Companies' Debt and any other debt or liabilities included in current liabilities as set forth in such Financial Statements;

         (10) Dividends: Since September 30, 2002, Grey Wolf has not, directly or indirectly, declared or paid any dividends, or declared or made any other distribution of its securities, and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares, or agreed to do so, or reduced its stated capital in any manner or purchased, acquired, cancelled or redeemed, or agreed to purchase, acquire, cancel or redeem, any outstanding shares;

         (11)  Subsidiaries: Grey Wolf does not have any subsidiaries;

         (12) Investments: Except as disclosed in the Financial Statements, Grey Wolf is not a party to any agreements of any nature to acquire any shares of any corporation or to acquire, capitalize or invest in any business;

         (13) Taxes: Grey Wolf has duly and timely (i) filed with the appropriate governmental authority or agency in the manner prescribed by Applicable Law all Tax Returns required to be filed by it and such Tax Returns are true, complete and accurate in all Material respects; (ii) paid all Taxes (including instalments) due and payable by it and made adequate provision in the Financial Statements and accounts of Grey Wolf for all Taxes payable for the periods reflected therein for which Tax Returns are not yet required to be filed; (iii) withheld and remitted to the appropriate governmental authorities all amounts required to be withheld by it in respect of the Tax liability of any other Person; and (iv) withheld from any amount paid to or credited by it to or for the account or benefit of any Person, including any of its officers and directors and any non-resident Person, the amount of all Taxes and other deductions required by any Applicable Law to be withheld from any such amount and has duly and timely remitted the same to the appropriate taxing or other governmental authority or agency. Notices of assessment of Canadian federal and provincial income tax liabilities of Grey Wolf have been issued for all taxation years ending on or prior to December 31, 2001, and Grey Wolf is current with respect to its filing of returns for goods and services taxes payable pursuant to the Excise Tax Act (Canada). There are no claims, actions, suits, audits, proceedings, investigations or other actions pending or, to the knowledge of the Seller, threatened in respect of Taxes;

         (14) Agreements with Tax Authorities: Grey Wolf is not a Party to any current agreement or other arrangement with any taxation authority and there are no waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment or payment of Taxes payable by Grey Wolf or Tax Returns required to be filed by Grey Wolf;

         (15) Discussions with Tax Authorities: Grey Wolf is not engaged in any discussions or negotiations with any taxation authorities in respect of Grey Wolf's Taxes;

         (16) Indemnities and Guarantees: Grey Wolf has not guaranteed, endorsed, assumed or indemnified, contingently or otherwise, the obligations or indebtedness of any Person outside of the Ordinary Course of Business;

         (17) Litigation: Other than as set forth in Schedule C, (i) there are no judgments unsatisfied against Grey Wolf or any injunction, order, decree, ruling or charge to which Grey Wolf is subject,
               (ii) there are no Claims in existence to which Grey Wolf is a party or threatened against Grey Wolf which could reasonably be expected to be Material in the aggregate and (iii) to the knowledge of the Seller, there is no basis upon which a Material Claim could reasonably expected to be made against Grey Wolf;

         (18) Debt Forgiveness: Since December 31, 2001 Grey Wolf has not forgiven any debt or otherwise triggered or permitted to be triggered any of the provisions of the Canadian Tax Act respecting debt forgiveness including, for greater certainty,
               Section 79 or Sections 80 to 80.04 of such Act, and has not cancelled or released any debts or claims or waived any right of Material value pertaining to the Assets;

         (19)  Tax Year: Grey Wolf's taxation year ends on December 31;

         (20) Non-arm's Length Obligations: No Affiliate, director, former director, officer or employee of Grey Wolf or any Person not dealing at "arm's length" (within the meaning of the Canadian Tax
               Act) with any such Person is indebted to Grey Wolf and Grey Wolf is not indebted to any such Person. No payments or transactions have been made or authorized since the date of the Financial Statements, or will be made or authorized between the date hereof and the Closing Date, by Grey Wolf, to the Seller or to officers or directors of Grey Wolf or to any Person not dealing at arm's length, except in the Ordinary Course of Business and at regular contractual rates;

         (21) Bank Accounts: Certain bank accounts maintained by Grey Wolf are listed in Schedule J;

         (22) Material Contracts: The Seller has made available to the Purchaser a correct and complete copy of each Material Contract (as amended to date) to which Grey Wolf is a party or by which it or any of its assets is bound. Grey Wolf is not in breach of any such Material Contracts in any Material respect;

         (23) Transferability of Shares: There are no restrictions in either the constating documents or the by-laws of Grey Wolf, nor in any unanimous shareholders' agreement or voting trust agreement or other similar collateral agreement, which would arise by reason of the execution of this Agreement or completion of the sale by the Seller to the Purchaser of the Shares, which would affect the transferability of its Shares from the Seller to the Purchaser, other than the consent of the directors of Grey Wolf, and which will not have been complied with at Closing;

         (24) Real Property Leases: Grey Wolf is not a party to or bound by any real property leases other than the Title and Operating Documents and leases of field operating offices entered into in the Ordinary Course of Business;

         (25) Legal Compliance: Grey Wolf is in compliance with all Applicable Law, except where the failure to comply would not be Material. Grey Wolf has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications, and regulations with federal, state, local or foreign government or regulatory bodies that are currently required in order to permit it to carry on its business as presently conducted, the absence of which individually or in the aggregate would reasonably be expected to be Material;

         (26) Insurance: All contracts of insurance maintained by Grey Wolf are listed in Schedule H and are in full force and effect as of the Closing Date and all premiums due and owing in connection with such policies have been paid. To the Seller's knowledge, there exists no state or event of default under any insurance policy and there has been no notice or advice of withdrawal of any policy or any notice of conditions for continuation of any coverage that has not been complied with. Grey Wolf has given notice or has otherwise presented every Material claim known to Grey Wolf and/or the Seller to be covered by insurance under its insurance policies or contracts in a timely fashion;

         (27) No Default Notices: Grey Wolf has not received any notice alleging its default under any Material Contract, which default has not been rectified as of the date hereof;

         (28)  Employees:

               (i) except as set forth in Schedule L, Grey Wolf is not a party to any written employment contracts, consulting agreements, collective bargaining agreements or employee association agreements;

               (ii) Grey Wolf has not  conducted and is not now  conducting  any
                    negotiations    with   any   labour   unions   or   employee
                    associations;

               (iii)Grey  Wolf  has  complied  with  all of its  obligations  in respect of employment insurance programs, Canada Pension Plan payments and Worker's Compensation payments;

               (iv) Schedule L hereto  names all of the  employees of Grey Wolf;
                    and

         (29)  Employee Plans: All Employee Plans are listed in Schedule F and:

               (i) Grey Wolf has paid or provided for all liabilities for wages, vacation pay, salaries, bonuses, pensions and all other amounts payable under the Employee Plans prior to the date hereof;

               (ii) each of the  Employee  Plans  complies  with  and  has  been
                    administered  in  substantial   compliance  with  the  terms
                    thereof and Applicable Law; and

               (iii)have  been,  or  will  by  Closing  be,  terminated  with no further Liability to either of the Companies.

3.3      Regarding Canadian Abraxas

         The Seller represents and warrants to the Purchaser that, except as disclosed in Schedule I or M and except as it relates to the Excluded Assets:

         (1) Incorporation: Canadian Abraxas is a corporation duly formed and subsisting under the laws of the Province of Alberta. It is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Canadian Abraxas has all corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted. Canadian Abraxas is not subject to, or affected by, any unanimous shareholders' agreement;

         (2) Authority, Approval and Enforceability: Canadian Abraxas has all requisite power and corporate authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby by it have been approved by all necessary action. This Agreement has been duly executed and delivered on behalf of Canadian Abraxas and constitutes the legal, valid and binding obligation of Canadian Abraxas, enforceable against Canadian Abraxas in accordance with its terms, subject to Creditors' Rights. At the Closing all documents required hereunder to be executed and delivered by Canadian Abraxas will have been duly authorized, executed and delivered by Canadian Abraxas and will constitute legal, valid and binding obligations of Canadian Abraxas, enforceable in accordance with their terms, subject to Creditors' Rights. Canadian Abraxas is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except for the filings required in the Competition Act and except for notices, filings, authorizations, consents or approvals which (i) if not made or obtained, would not adversely affect Canadian Abraxas' ability to consummate the transactions contemplated by this Agreement on the terms set forth herein, or (ii) which have been previously obtained and are currently in force;

         (3)   No Defaults or Consents:  Neither the  execution  and delivery of
               this   Agreement   nor  the   completion   of  the   transactions
               contemplated hereby will:

               (i) violate or result in a breach or default of, require any consent under, be in conflict with, accelerate or permit the acceleration of the performance of, result in the loss or termination of or give a third party a right to terminate any material agreement, license, permit, franchise or other instrument to which Canadian Abraxas is a party or by which it is bound or which relate to or bind any of its assets;

               (ii) violate or conflict with any Applicable Law;

               (iii)create  or  allow  the  creation  of an  Encumbrance  on its assets; or

               (iv) violate  or  conflict  with  Canadian  Abraxas'   constating
                    documents or bylaws;

         (4) Share Capital: The authorized capital of Canadian Abraxas consists of an unlimited number of common shares without par value of which 5,751 common shares are issued and outstanding, all of which are registered in the name of the Seller and all of which are fully paid and non-assessable and an unlimited number of First Preferred Shares, none of which are outstanding. All of the shares are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, convertible securities, warrants, calls or other securities granting rights to purchase or otherwise acquire any securities of Canadian Abraxas or any commitments or agreements of any character obligating Canadian Abraxas to issue any such securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Canadian Abraxas;

         (5) Records: Complete and accurate originals or copies of the certificate of incorporation, bylaws and all minute books, including all minutes, consents and other records of action taken by stockholders and directors (including any committees thereof) of Canadian Abraxas and stock records of Canadian Abraxas have been made available to the Purchaser for its inspection and have been maintained in accordance with good business practices;

         (6) Businesses: The only business that has been or is currently conducted by Canadian Abraxas is the upstream oil and gas exploration and production business in Alberta, Saskatchewan, Manitoba and British Columbia. To the best of the Seller's knowledge, after due inquiry, since the date of the Financial Statements to the date of this Agreement, there has not been: (i) any Material change in the financial condition or business of Canadian Abraxas other than changes in the Ordinary Course of Business; or (ii) any damage, destruction or loss, whether or not covered by insurance, Materially adversely affecting the properties or business of Canadian Abraxas;

         (7) Conduct of Business: Since the Adjustment Date, the business of Canadian Abraxas has been carried on in the Ordinary Course of Business, except Permitted Transactions and as permitted by
               Section 5.1 herein;

         (8) Financial Statements: The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis, and (ii) fairly and accurately disclose in all Material respects (determined in accordance with GAAP) the financial position of Canadian Abraxas at December 31, 2001 and September 30, 2002 and the results of operations for the period ended on those dates, and since September 30, 2002 there have been no changes in the business, assets, operations, working capital, or financial condition of Canadian Abraxas, which have been or could reasonably be expected to be Material, provided that no representation or warranty is given with respect to changes which are generally applicable to the oil and gas industry, including, without limitation, depletion of reserves, as a result of production of Petroleum Substances, the prices payable for Petroleum Substances, taxation or government regulation. All accounts receivable reflected in the Financial Statements were and remain, if still outstanding, bona fide and were collected or are collectible (subject to provision therein for doubtful accounts) by Canadian Abraxas without setoff or counterclaim);

         (9) Debt: As at the date of the Financial Statements, Canadian Abraxas did not have any debt or liabilities of any kind whatsoever (whether accrued, contingent, absolute or otherwise) including, without limitation, liabilities for Taxes and pursuant to any capital lease, except the Companies' Debt, obligations as guarantor under the March 26, 1999 Indenture and any other debt or liabilities included in current liabilities as reflected in such Financial Statements;

         (10) Dividends: Since September 30, 2002, Canadian Abraxas has not, directly or indirectly, declared or paid any dividends, or declared or made any other distribution of its securities, and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares, or agreed to do so, or reduced its stated capital in any manner or purchased, acquired, cancelled or redeemed, or agreed to purchase, acquire, cancel or redeem, any outstanding shares;

         (11) Subsidiaries: Canadian Abraxas does not have any subsidiaries except Grey Wolf;

         (12) Investments: Except as disclosed in the Financial Statements, Canadian Abraxas is not a party to any agreements of any nature to acquire any shares of any corporation or to acquire, capitalize or invest in any business;

         (13) Taxes: Canadian Abraxas has duly and timely (i) filed with the appropriate governmental authority or agency in the manner prescribed by Applicable Law all Tax Returns required to be filed by it and such Tax Returns are true, complete and accurate in all Material respects (ii) paid all Taxes (including instalments) due and payable by it and made adequate provision in the Financial Statements and accounts of Canadian Abraxas for all Taxes payable for the periods reflected therein for which Tax Returns are not yet required to be filed; (iii) withheld and remitted to the appropriate governmental authorities all amounts required to be withheld by it in respect of the Tax liability of any other Person; and (iv) withheld from any amount paid to or credited by it to or for the account or benefit of any Person, including any of its officers and directors and any non-resident Person, the amount of all Taxes and other deductions required by any Applicable Law to be withheld from any such amount and has duly and timely remitted the same to the appropriate taxing or other governmental authority or agency. Notices of assessment for Canadian federal and provincial income tax liabilities of Canadian Abraxas have been issued for all taxation years ending on or prior to December 31, 2001 and (ii) Canadian Abraxas is current with respect to its filing of returns for goods and services taxes payable pursuant to the Excise Tax Act (Canada). There are no claims, actions, suits, audits, proceedings, investigations or other actions pending or, the knowledge of the Seller, threatened in respect of Taxes, except as disclosed in Subsection 3.3(14) and (15) below.

         (14) Agreements with Tax Authorities: Canadian Abraxas is not a Party to any current agreement or other arrangement with any taxation authority and there are no waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment or payment of Taxes payable by Canadian Abraxas or Tax Returns required to be filed by Canadian Abraxas other than a waiver for a 1997 tax audit respecting ARTC claimed by Canadian Abraxas;

         (15) Discussions with Tax Authorities: Canadian Abraxas is not engaged in any discussions or negotiations with any taxation authorities in respect of Canadian Abraxas' Taxes other than a tax appeal with the CCRA with respect to New Cache Petroleums Ltd. for the tax years 1996 and 1997;

         (16) Indemnities and Guarantees: Canadian Abraxas has not guaranteed, endorsed, assumed or indemnified, contingently or otherwise, the obligations or indebtedness of any Person other than as described in the Financial Statements and outside of the Ordinary Course of Business;

         (17) Litigation: Other than as set forth in Schedule C, (i) there are no judgments unsatisfied against Canadian Abraxas or any injunction, order, decree, ruling or charge to which Canadian Abraxas is subject, (ii) there are no Claims in existence to which Canadian Abraxas is a party or threatened against Canadian Abraxas which could reasonably be expected to be Material in the aggregate and (iii) to the knowledge of the Seller, there is no basis upon which a Material Claim could reasonably expected to be made against Canadian Abraxas;

         (18) Debt Forgiveness: Since December 31, 2001 Canadian Abraxas has not forgiven any debt or otherwise triggered or permitted to be triggered any of the provisions of the Canadian Tax Act respecting debt forgiveness including, for greater certainty,
               Section 79 or Sections 80 to 80.04 of such Act, and has not cancelled or released any debts or claims or waived any right of Material value pertaining to the Assets;

         (19)  Tax Year: Canadian Abraxas' taxation year ends on December 31;

         (20) Non-arm's Length Obligations: No Affiliate, director, former director, officer or employee of Canadian Abraxas or any Person not dealing at "arm's length" (within the meaning of the Canadian Tax Act) with any such Person is indebted to Canadian Abraxas and Canadian Abraxas is not indebted to any such Person. No payments or transactions have been made or authorized since the date of the Financial Statements, or will be made or authorized between the date hereof and the Closing Date, by Canadian Abraxas to the Seller or to officers or directors of Canadian Abraxas or to any Person or entity not dealing at arm's length, except in the Ordinary Course of Business and at regular contractual rates;

         (21) Bank Accounts: Certain bank accounts maintained by Canadian Abraxas are listed in Schedule J;

         (22) Material Contracts: The Seller has made available to the Purchaser a correct and complete copy of each Material Contract (as amended to date) to which Canadian Abraxas is a party or by which it or any of its assets is bound. Canadian Abraxas is not in breach of any such Material Contracts in any Material respect;

         (23) Transferability of Shares: There are no restrictions in either the constating documents or the by-laws of Canadian Abraxas, nor in any unanimous shareholders' agreement or voting trust agreement or other similar collateral agreement, which would arise by reason of the execution of this Agreement or completion of the sale by the Seller to the Purchaser of the Shares, which would affect the transferability of its Shares from the Seller to the Purchaser, other than the consent of the directors of Canadian Abraxas, and which will not have been complied with at Closing;

         (24) Real Property Leases: Canadian Abraxas is not a party to or bound by any real property leases other than the Title and Operating Documents, and leases of field operating offices entered into in the Ordinary Course of Business;

         (25) Legal Compliance: Canadian Abraxas is in compliance with all Applicable Law, except where the failure to comply would not be Material. Canadian Abraxas has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications, and regulations with federal, state, local or foreign government or regulatory bodies that are currently required in order to permit it to carry on its business as presently conducted, the absence of which individually or in the aggregate would reasonably be expected to be Material;

         (26) Insurance: All contracts of insurance maintained by Canadian Abraxas are listed in Schedule H and are in full force and effect as of the Closing Date and all premiums due and owing in connection with such policies have been paid. To the Seller's knowledge, there exists no state or event of default under any insurance policy and there has been no notice or advice of withdrawal of any policy or any notice of conditions for continuation of any coverage that has not been complied with. Canadian Abraxas has given notice or has otherwise presented every Material claim known to Canadian Abraxas and/or the Seller to be covered by insurance under its insurance policies or contracts in a timely fashion;

         (27) No Default Notices: Canadian Abraxas has not received any notice alleging its default under any Material Contract, which default has not been rectified as of the date hereof;

         (28)  Employees:

               (i)  Canadian  Abraxas is not a party to any  written  employment
                    contracts,  consulting  agreements,   collective  bargaining
                    agreements or employee association agreements;

               (ii) Canadian Abraxas has not conducted and is not now conducting
                    any   negotiations   with  any  labour  unions  or  employee
                    associations;

               (iii)Canadian  Abraxas has complied  with all of its  obligations in respect of employment insurance programs, Canada Pension Plan payments and Worker's Compensation payments;

               (iv) Canadian Abraxas has no employees; and

               (v) Canadian Abraxas is not party to or bound by any Employee Plans.

3.4      Regarding the Assets

         The Seller, except as disclosed in Schedule I or M, represents and warrants to the Purchaser that, except for the Excluded Assets:

         (1) Title: The Oil and Gas Assets are free and clear of all Encumbrances created by, through or under the Companies (or the Seller), other than Permitted Encumbrances, provided that, except as expressly set forth in this subsection, the Seller does not make any representation or warranty with respect to the Companies' title to any of the Assets;

         (2) Good Standing Under Agreement: To the Seller's knowledge, neither of the Companies is in Material breach of any term or provision of any Title and Operating Document;

         (3) Quiet Enjoyment: Subject to the rents, covenants, conditions and stipulations in the Leases required and on the lessee's or holder's part thereunder to be paid, performed and observed and the Permitted Encumbrances, the Companies (or, in the case of a sale of the Oil and Gas Assets, pursuant to Section 6.4 and Schedule Q, the Purchaser) will be entitled to enjoy the Oil and Gas Assets after Closing for the Companies' or the Purchaser's, as applicable, own use and benefit without interruption of or by the Seller or any Person whomsoever claiming or to claim the same or any part thereof or any interest therein by, through or under the Seller or the Companies for the residue of their respective terms and all renewals or extensions thereof;

         (4) Reduction of Interest: Except as set forth in Schedule E and except for Permitted Encumbrances, the Oil and Gas Assets are not subject to reduction or retention by rights of conversion, rights to purchase, farmin rights (other than between the Companies) or any other rights held by the Seller or any other Person which were created by, through or under the Seller or the Companies;

         (5) Take or Pay and Gas Balancing: The Companies do not have any Take or Pay Obligations and are not a party to or bound by any gas balancing agreements;

         (6) Environmental and Reclamation Liabilities: The Seller and the Companies have given the Purchaser access to all written information in the possession or control of the Seller or the Companies relating to Environmental Liabilities and except for the Accepted Environmental and Reclamation Liabilities:

               (i) the Companies have not received notice of any Claim by any Person of any Environmental and Reclamation Liabilities;

               (ii) there are no threatened or pending  Claims of  Environmental and Reclamation Liabilities; and

               (iii)all  known  spills or  similar  incidents  pertaining  to or affecting the assets have been reported to the appropriate governmental entity to the extent required by Environmental Laws;

               which in the aggregate are or could reasonably be expected to exceed $1,000,000;

         (7) Gas and Oil Sales and Processing Contracts: A description of all contracts which provide for the sale, gathering, compression, processing, treatment or storage of Petroleum Substances to which the Companies are parties or by which the Companies are bound, and which have a term of more than ninety (90) days and which are not terminable without penalty on notice of ninety (90) days or less is set forth in Schedule D and the Seller is not aware of any third parties being in breach of such contracts where such breach would affect the interests of the Companies;

         (8) Deliveries of Natural Gas: The Companies have not delivered a quantity of natural gas pursuant to a gas purchase contract in excess of the quantity which they were entitled to deliver pursuant thereto, except to an extent which is not Material;

         (9) Royalty Payments: All royalties payable by the Companies in respect of the production of Petroleum Substances have been fully paid in a timely manner;

         (10) Hedging Contracts: The Companies are not party to, and neither the Companies nor any of their respective assets are bound by or subject to, any interest rate swaps, foreign exchange swaps, commodity price hedging contracts or similar derivative contracts;

         (11) Intellectual Property: The Companies have not interfered with, infringed upon, misappropriated or otherwise come into conflict with any patent, copyright, trademark, trade secret or other intellectual property rights of any Person and have not received notice of any Claim of any Person that they have done so, other than any such interference, infringement, misappropriation or conflict of which the Seller is not aware and which relates to the operation of a property which is not operated by the Companies;

         (12) AFE's: Schedule S sets forth all outstanding authorizations for expenditure and other capital calls which have been delivered to the Companies in respect of the Assets and for which payment has been or is required to be made at any time on or after the Adjustment Date;

         (13) Gas Transportation Contracts: A description of all contracts which provide for the transportation of natural gas to which the Companies are parties or by which the Companies are bound, which have a term of more than ninety (90) days and which are not terminable without penalty on notice of ninety (90) days or less is set forth in Schedule D and the Seller is not aware of any third parties being in breach of such contracts where such breach would affect the interests of the Companies;

         (14) Leased Tangibles: None of the Tangibles which is operated by the Companies and which have a value of more than $250,000 is leased and, to the knowledge of the Seller, none of the other Tangibles which has a value of more than $250,000 is leased;

         (15) Condition of the Tangibles: With respect to properties operated by the Companies and to the knowledge of the Seller with respect to properties not operated by the Companies, there is no item of the Tangibles which, in accordance with good oilfield practices, should have been replaced or repaired at any time prior to the Adjustment Date, or since the Adjustment Date at a cost to the Companies in excess of $100,000 which has not been replaced or repaired;

         (16) Good Oilfield Practices: All operations in respect of the Oil and Gas Assets prior to the date hereof for which the Companies were the operator were conducted in accordance with good oilfield practices in all Material respects and, to the knowledge of the Seller, all other operations in respect of the Oil and Gas Assets prior to the date hereof were conducted in accordance with good oilfield practices;

         (17) Production in Kind, Production Revenues: The Companies have been receiving the revenues attributable to their interests in accordance with the ordinary practice in the oil and gas industry; where the Companies are taking their production of Petroleum Substances in kind, such Petroleum Substances are being delivered to the Companies or for their account in accordance with the ordinary practice in the oil and gas industry;

         (18) Regulatory Production Penalties: Except for production penalties of general application, none of the wells included in the Oil and Gas Assets operated by the Companies have been overproduced such that they are subject to a production penalty which has been imposed under Applicable Law and to the knowledge of the Seller, none of the other wells included in the Oil and Gas Assets has been overproduced such that it is subject to a production penalty which has been imposed under Applicable Law;

         (19) Licenses: Except to the extent which, in any case, is not Material, (i) all licenses and approvals required under Applicable Law in respect of the Oil and Gas Assets for which the Companies are the operator have been issued or obtained and are in full force and effect and there is no breach or violation thereof and, (ii) to the knowledge of the Seller, all licenses and approvals required under Applicable Law in respect of the other Oil and Gas Assets have been issued or obtained and are in full force and effect and there is no breach or violation thereof; and

         (20) Not Withheld: The Seller has not knowingly withheld from the Purchaser any Material information, documents or agreements relevant to the Assets or the Companies other than as identified to the Purchaser.

3.5      Negation

         The Seller makes no representation or warranty, either expressed or implied, except as and to the extent set forth in Sections 3.1 through 3.4 inclusive. Except for such representations and warranties, the Seller shall not be liable (whether in contract, in tort or otherwise) for any representation or warranty which may have been made in any document or instrument relative hereto, or otherwise communicated or implied to the Purchaser in any manner including, without limitation, any information or opinion which may have been provided to the Purchaser or its employees, agents, legal counsel or other representatives by the Seller, the Companies or Affiliates of the Seller or their employees, agents, legal counsel or other representatives or otherwise. Except as set forth in Sections 3.1 through 3.4 inclusive, the Seller specifically makes no representation or warranty as to the title to Assets of the Companies, Title Defects, Environmental and Reclamation Liabilities of the Companies. The Purchaser confirms that it has only relied on the representations and warranties contained in Sections 3.1 through 3.4 inclusive and not on any representations or warranties either outside this Agreement, whether expressed or implied. The Purchaser acknowledges and confirms that it has performed its own due diligence and, except for reliance on the representations and warranties contained in Sections 3.1 through 3.4 inclusive, has relied, and will continue to rely, upon its own engineering and other evaluations and projections as the same relate to the Companies or the Assets and on its own inspection of all other physical property and assets which comprise the Assets.

3.6      Purchaser's Representations and Warranties

         The Purchaser represents and warrants to the Seller that:

         (1)   Incorporation:   The   Purchaser  is  a  body   corporate,   duly
               incorporated, organized and subsisting under the laws of Alberta;

         (2) Corporate Authority: The Purchaser has the corporate power and authority to enter into and deliver this Agreement and to complete the transactions contemplated hereby;

         (3) Financial Capability: The Purchaser has and will at the Time of Closing have sufficient cash on hand and financial commitments to complete the purchase of the Shares pursuant hereto;

         (4) No Finder's Fees: The Purchaser has not incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of the transactions contemplated hereby for which either the Seller or any of its Affiliates shall have any obligation or liability;

         (5) Purchaser acting as Principal: The Purchaser is purchasing the Shares pursuant hereto as principal;

         (6) Due Execution and Enforceability: This Agreement has been executed and delivered by the Purchaser and, if duly executed and delivered by the Seller, constitutes the Purchaser's valid and binding obligations enforceable in accordance with its terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditors' rights generally and the discretion of courts with respect to equitable and discretionary remedies and defenses;

         (7) Due Authorization and no Violations: The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and do not and will not violate or conflict with any Applicable Law or the articles of incorporation, by-laws or similar constitutional documents of the Purchaser; and

         (8) Investment Canada Act: The Purchaser is not a non-Canadian for the purposes of the Investment Canada Act.

3.7      Right to Purchase Mirant GORR

         The Seller covenants and agrees that if it or any Affiliate purchases all or any part of the interest (the "Acquired Interest") of the "Royalty Owner" under the First Overriding Royalty Agreement dated as of December 20, 2001 between Grey Wolf and Mirant Canada Energy Capital, Ltd. ("Mirant") or under the Second Overriding Royalty Agreement dated as of December 20, 2001 between Grey Wolf and Mirant, then the Purchaser or any Affiliate of the Purchaser shall have the right to purchase from the Seller or its Affiliate, as applicable, the Acquired Interest for a purchase price equal to the Purchase Price, as that term is defined below. The Purchaser or its Affiliate may exercise the foregoing right by notice (the "Notice") to the Seller at any time within six months of the Purchaser becoming aware of the fact that the Seller or its Affiliate has acquired the Acquired Interest. The purchase of the Acquired Interest by the Purchaser or its Affiliate shall occur at the date and time after the notice date (but within 30 days of such notice) specified by the Purchaser or its Affiliate in the Notice (for this Section 3.7, the "Effective Date").

         For purposes of this Section 3.7, the "Purchase Price" shall be equal to the present value of the estimated future net cash flows from the Acquired Interest, before tax, (as at the Effective Date) from the Proved Reserves and 50% of the Probable Additional Reserves (as those terms are defined in National Policy 2-B of the Canadian Securities Administrators) associated with the Royalty Lands (as that term is defined in the First Overriding Royalty Agreement referred to above), at a discount rate of 10% per annum and employing escalated prices and costs using the arithmetic average of the then most recent price forecasts of Gilbert Laustsen Jung Associates Ltd. ("GLJ"), McDaniel & Associates Consultants Ltd. and Sproule Associates Limited. The Proved Reserves and the Probable Additional Reserves associated with the Royalty Lands shall be as assigned by GLJ in a report, to be commissioned and paid for by the Purchaser, evaluating those reserves and that is to have an effective date which is the same as the date specified in the Notice.

                                    ARTICLE 4
                                   TAX MATTERS

4.1      Withholding Requirement

         (1) If at the time of the Closing, a certificate has not been issued by the Minister of National Revenue pursuant to section 116 of the Canadian Tax Act in respect of the disposition by the Seller of the Shares to the Purchaser, or such certificate has not been delivered to the Purchaser, the Purchaser shall be entitled to withhold from the Seller out of the Adjusted Purchase Price that is otherwise payable to the Seller on Closing hereunder (the "Seller Purchase Amount"), 25% of the Seller Purchase Amount, which amount shall be paid by the Purchaser to the Escrow Agent to be deposited in an interest-bearing trust account.

         (2) If at the time of the Closing, a certificate has been issued by the Minister of National Revenue pursuant to subsection 116(2) of the Canadian Tax Act in respect of the disposition by the Seller of the Shares to the Purchaser and such certificate had been delivered to the Purchaser, the Purchaser shall be entitled to withhold from the Seller, out of the Seller Purchase Amount, 25% of the amount, if any, by which the Seller Purchase Amount exceeds the amount specified in such certificate as the certificate limit, which amount shall be paid by the Purchaser to the Escrow Agent to be deposited in an interest-bearing trust account. (The amount paid to the Escrow Agent pursuant to 4.1(1) or (2) shall be referred to as the "Withheld Amount").

         (3) If, prior to the 27th day after the end of the month in which the Closing Date occurs:

               (i) the Seller delivers to the Purchaser and the Escrow Agent a certificate issued by the Minister of National Revenue under subsection 116(2) of the Canadian Tax Act in respect of the disposition of the Shares by the Seller to the Purchaser, the Escrow Agent shall promptly pay to the Seller the lesser of

                    (A) the Withheld Amount and

                    (B) the Withheld  Amount less 25% of the amount,  if any, by which the Seller Purchase Amount exceeds the amount specified in such certificate as the certificate limit,

                    together with any interest earned on the Withheld Amount to the date of such payment (less any applicable withholding
                    Tax), or

               (ii) the Seller  delivers to the Purchaser and the Escrow Agent a certificate issued by the Minister of National Revenue under subsection 116(4) of the Canadian Tax Act in respect of the disposition of the Shares by the Seller to the Purchaser, the Escrow Agent shall promptly pay the Withheld Amount to the Seller, together with any interest earned thereon (less any applicable withholding Tax).

         (4) If the Purchaser has withheld the Withheld Amount and paid such amount to the Escrow Agent and the Seller does not deliver to the Purchaser and the Escrow Agent prior to the 27th day after the end of the month in which the Closing Date occurs a certificate issued by the Minister of National Revenue under subsection 116(2) or 116(4) of the Canadian Tax Act in respect of the disposition of the Shares by the Seller to the Purchaser, the Escrow Agent shall remit to the Receiver General of Canada, out of the Withheld Amount, the amount required to be remitted pursuant to subsection 116(5) of the Canadian Tax Act, and the amount so remitted shall be credited to the Purchaser as a payment to the Seller on account of the Seller Purchase Amount, and the Escrow Agent shall pay to the Seller any remaining portion of the Withheld Amount, together with interest earned on the Withheld Amount prior to such remittance (less any applicable withholding Tax).

         (5) With respect to any payment by the Purchaser to be made to the Seller after the Closing pursuant to Section 2.5(2)(B) hereof (the "Adjustment Payment"), if at the time of that payment a certificate has not been issued by the Minister of National Revenue pursuant to section 116 of the Canadian Tax Act in respect of the disposition by the Seller of the Shares to the Purchaser or such certificate has not been delivered to the Purchaser, the Purchaser shall be entitled to withhold from the Seller out of the Adjustment Payment 25% of the Adjustment Payment (the "Additional Withheld Amount"), which amount shall be paid by the Purchaser to the Escrow Agent to be deposited in an interest-bearing trust account.

                  If at the time of the Adjustment Payment, a certificate has been issued by the Minister of National Revenue pursuant to subsection 116(2) or 116(4) of the Canadian Tax Act in respect of the disposition by the Seller of the Shares to the Purchaser and such certificate has been delivered to the Purchaser, the Purchaser shall be entitled to withhold from the Adjustment Payment any additional amount in respect of the disposition by the Seller of the Shares to the Purchaser which the Purchaser may be required to remit to the Receiver General under subsection 116(5) of the Canadian Tax Act in connection with such payment (the "Additional Withheld Amount") which amount shall be paid by the Purchaser to the Escrow Agent to be deposited in an interest-bearing trust account.

                  The Escrow Agent shall remit to the Receiver General the amount required to be remitted pursuant to subsection 116(5) of the Canadian Tax Act in connection with the Adjustment Payment, and the amount so remitted shall be credited to the Purchaser as a payment to the Seller on account of the Adjustment Payment, on the 27th day after the end of the month in which the Adjustment Payment is paid, and the Escrow Agent shall promptly pay to the Seller any portion of the Additional Withheld Amount which is not required to be remitted pursuant to subsection 116(5) of the Canadian Tax Act, together with interest earned on the Additional Withheld Amount (net of any applicable withholding Tax).

                  Notwithstanding the foregoing, if, at any time prior to the 27th day after the end of the month in which the Adjustment Payment is paid, any portion of an Additional Withheld Amount is not required to be remitted to the Receiver General pursuant to subsection 116(5) of the Tax Act, the Escrow Agent shall promptly pay to the Seller at such time the lesser of
                  (y) the Additional Withheld Amount and (z) the amount by which the Additional Withheld Amount exceeds the amount that the Purchaser is required to remit to the Receiver General under subsection 116(5) in connection with the Adjustment Payment, together with any interest earned on the Additional Withheld Amount to the date of such payment (net of any applicable withholding Tax).

4.2      Tax Returns

         (1) The Purchaser shall cause the Companies to prepare and file in a timely manner (at its cost and in consultation with the Seller) all Tax Returns required to be filed by the Companies for any period that ends on or before the Closing Date and for which Tax Returns have not been filed as of the Closing Date. The Purchaser shall obtain the consent of Seller to any Tax Returns filed in respect of any period ending on or prior to the Closing Date, which consent shall be deemed received unless the Seller advises otherwise within 10 Business Days following receipt of the return and request for consent. The Seller and the Purchaser shall co-operate fully with each other and neither Party will unreasonably withhold its consent to a request made by the other Party with respect to such Tax Returns. Such Tax Returns will be prepared in accordance with reasonable business practices and the Companies' past practices. The Parties agree that an election shall be made by each of the Companies in its Tax Return filed for its taxation year ending immediately before the acquisition of control by the Purchaser not to have subsection 256(9) of the

               Canadian Tax Act apply, with the result that the taxation year of the Companies shall end immediately before the Closing.

         (2) Unless Section 6.4 becomes effective, no Tax Returns shall be filed by the Seller between the Adjustment Date and the Closing Date except with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

4.3      Tax Indemnity

         (1)   After Closing the Seller shall be liable to and indemnify:

               (i) the Companies (which in this Section 4.3 includes the Companies' successors and assigns) in respect of all Losses which the Companies suffer, sustain, pay or incur respecting the following matters:

                    (A) ARTC claimed by Canadian  Abraxas for 1997,  for which a waiver of the limitation period was provided to Alberta Tax and Revenue Administration, and for any period thereafter which ended prior to the Adjustment Date;

                    (B) the  assessment by Canada  Customs and Revenue Agency of taxes of New Cache Petroleums Ltd. for the tax years 1996 and 1997; and

                    (C) any Claims  pursuant to that Tax Indemnity dated January
                        17, 1997 among Crown Joule Exploration Ltd., New Cache Petroleums Ltd. and Inter West Energy Corporation;

               (ii) the  Purchaser in respect of all Losses which the  Purchaser suffers, sustains, pays or incurs in respect of Taxes as a consequence of any of the representations and warranties in Subsections 3.2(9) (as it relates to Taxes for the periods ending on or prior to December 31, 2001), (13), (14), (15) and (18) and 3.3(9) (as it relates to Taxes for the periods ending on or prior to December 31, 2001), (13), (14), (15) and (18) being untrue; and

               (iii)the  Purchaser  and the  Companies  in respect of all Losses which the Purchaser or either of the Companies suffers, sustains, pays or incurs in respect of Taxes as a consequence of the Permitted Transactions.

                  The Purchaser shall give prompt written notice to the Seller whenever it becomes aware that a Claim has been or may be made for which the Seller may be liable pursuant to this Indemnity (the "Tax Indemnity"). Unless the Seller notifies the Purchaser that it elects not to have carriage and control of a Claim the Seller shall, at its own expense and employing counsel of its own choice, have full carriage and control of the contestation of any such Claim, provided that if the Claim does not relate solely to matters to which the Tax Indemnity may apply, the Purchaser shall, at its own expense and employing counsel of its own choice, have full carriage and control of the contestation of the portion of the Claims relating to matters to which the Tax Indemnity does not relate; and further provided that where the Seller has carriage and control of a Claim neither the Purchaser nor the Companies will agree to any compromise or settlement of such

                  Claim to which the Tax Indemnity may apply without the consent of the Seller, which will not be unreasonably withheld. Notwithstanding the foregoing, the Seller's right to have carriage and control of the contestation of any such Claim shall only apply and continue to apply after payment of the amount of such Claim or the provision of such security as is necessary to avoid a lien being placed on the property of the Companies (or the Purchaser) in respect of such Claim. Where the Seller has carriage and control of a Claim, if the Purchaser does not consent to a settlement of a Claim to which the Tax Indemnity may apply following a request from the Seller to do so, the obligation of the Seller to indemnify the Purchaser for the Claim shall be limited to the amount that the Seller would have been required to pay to the Companies pursuant hereto in respect of the Claim if the settlement had been accepted and the Seller shall forthwith transfer carriage of the contestation of the Claim to the Purchaser or its nominee. The Purchaser, the Companies and the Seller shall cooperate with each other in any defence of any such Claims and shall keep each other reasonably informed of the conduct thereof. If the Seller elects not to have carriage and control of the contestation of the Claim, the Purchaser and the Companies shall be under no obligation to contest, settle or compromise the Claim and such failure to contest, settle or compromise the Claim shall not prejudice its rights pursuant to this Indemnity.

         (2) The Tax Indemnity shall continue and remain in full force and effect in respect of all Taxes assessed within the period during which Taxes may be assessed or reassessed under Applicable Law on the assumption that no waiver is filed after Closing pursuant to the Canadian Tax Act or similar provisions of provincial income tax legislation unless such waiver is filed with the written consent of the Seller.

         (3) Each of the Parties on their own behalf and on behalf of any successors or assigns covenant that it will not request an audit by any taxation authority which may result in an assessment to which the Tax Indemnity may apply.

         (4) The Parties undertake to inform each other of any audit inquiries with respect to issues to which the Tax Indemnity may apply and to cooperate with each other in making any representations prior to any assessment to which those indemnities may apply.

         (5) The Parties agree that the Tax Indemnity is designed (subject to the limitations set forth therein) to minimize the cash Taxes payable by the Companies and, accordingly, Losses shall not include reductions or revisions to the tax pools of the Companies. Notwithstanding anything in this Agreement to the contrary, except for Losses pursuant to 4.3(1)(i)(A) or (C), Losses, for the purposes of this Section 4.3, shall only include increases in cash Taxes payable by the Purchaser or the Companies resulting from a Claim described in this Section assuming the maximum deductions of tax pools are taken. For greater certainty, the Companies, the Purchaser or any successor shall make such supplemental filings, including refiling tax returns for prior periods in order to minimize the cash Taxes payable attributable to any Claim described in this Section 4.3. The Seller shall not be liable under this Section 4.3 for any Claim to the extent activities, transactions or filings conducted or made by or in respect of the Companies or its successors after the Closing Date

               (other than any activities, transactions and filings to which the Seller has or is deemed to have consented and any Tax Returns filed to reflect any assessment or reassessment made by any governmental authority or agency in respect of Taxes for periods ending on or prior to the Closing Date) increase the cash Taxes payable, or reduce the tax pools or other deductions otherwise available to reduce cash Taxes payable, in respect of the Claim.

         (6) The amounts payable in respect of the Tax Indemnity shall constitute and be treated by the Parties as an adjustment to the Base Price.

ARTICLE 5
                                 CLOSING PERIOD

5.1      Pre-Closing Activities

         During the Pre-Closing Period, and except for the Permitted Transactions, the Seller shall cause the Companies to conduct their business in substantially the same manner as prior to the Adjustment Date, including without limitation but except as it relates to the Excluded Assets:

         (1)   conducting their business in the Ordinary Course of Business;

         (2) maintaining the Assets in a proper and prudent manner in accordance with good oil and gas industry practices, including maintaining adequate insurance, in material compliance with all applicable laws, rules, regulations, orders and directors of governmental and other competent authorities;

         (3) paying or causing to be paid all costs and expenses relating to the Assets which become due during the Pre-Closing Period;

         (4) performing and complying with all covenants and conditions contained in the Title and Operating Documents and any other agreements and documents to which the Assets are subject; and

         (5) forthwith providing to the Purchaser all authorizations for expenditure, notices, mail ballots, rights of first refusal, specific information and other documents in respect of the Assets which it or the Companies receives. Upon receipt and review, the Purchaser shall provide its election with respect thereto the Seller and, subject to the Seller's right of refusal as described below, the Seller shall respond to such authorizations for expenditure, notices, mail ballots, rights of first refusal, specific information and other documents in accordance with the written instructions of the Purchaser, if received on a timely basis, and the Purchaser shall reimburse the Seller for any out-of-pocket third party expenses relating to such response provided that Closing occurs. If the Seller disagrees with the Purchaser's instructions, the Seller and the Purchaser shall negotiate a solution in order that the Seller is able to respond to any such authorization for expenditure, notice, mail ballot, right of first refusal, specific information or other document.

         The Seller will not, without the prior written consent of the Purchaser (which shall not be unreasonably withheld) cause or permit any of the Companies to engage in any practice or take any action or enter into any transaction outside the Ordinary Course of Business, except for the Permitted Transactions and as it relates to the Excluded Assets (for which the Seller assumes full liability and responsibility). Without limiting the generality of the foregoing, without the prior written consent of the Purchaser (which shall not unreasonably be withheld), the Seller will not, except as it relates to the Excluded Assets, and except for Permitted Transactions, permit the Companies during the Pre-Closing Period to:

         (1) commit to make (a) an acquisition of an interest or interests in one or more petroleum and natural gas leases or similar instruments (whether by purchase, farmin or at a Crown sale), or
               (b) any capital expenditure with respect to the Assets, or propose, initiate or authorize any such capital expenditure, if the Companies reasonably expect that the consideration payable pursuant to such acquisition or capital expenditure will exceed $100,000 in any individual case, except where required urgently for the protection of the Environment, property or Persons (including the prevention of death or injury), other than Land Sales Acquisitions. Any acquisitions pursuant to a Land Sales Acquisition shall be Excluded Assets and the cost thereof adjusted accordingly. The Purchaser's consent shall be deemed given to any capital expenditure unless within two (2) Business Days of request for such consent, the Purchaser notifies the Seller in writing that it does not consent to such expenditure;

         (2) amend or terminate any Material Contracts in any Material respect;

         (3) enter into or amend any new employment contract or employee benefit program;

         (4) sell, transfer or dispose of, grant an Encumbrance on or in respect of, surrender or abandon the whole or any part of the Assets, except the creation of Permitted Encumbrances, the sale of Petroleum Substances produced from the Lands or lands pooled or unitized therewith in the ordinary course or the surrender of a Lease in the Ordinary Course of Business;

         (5) amend or terminate any Material Title and Operating Documents or enter into any new Material agreement or commitment relating to the Assets;

         (6) enter into any transaction not in the Ordinary Course of its Business;

         (7) borrow money or incur any indebtedness for borrowed money, except the Companies' Debt;

         (8) increase or decrease the principal of the Companies' Debt except pursuant to the Mirant Credit Agreement in the Ordinary Course of its Business;

         (9)   make  loans  or  advances,   excluding   loans  and  advances  in
               accordance with the terms of operating agreements to which the Companies are a party or by which either is bound and excluding routine advances to employees of the Companies for expenses incurred in the Ordinary Course of Business;

         (10) issue, sell or agree to issue or sell any shares, rights, options, warrants or other securities of any of the Companies;

         (11) purchase, cancel, retire, redeem or otherwise acquire any of the Shares;

         (12) change, amend or modify the Articles or by-laws or other constating documents of any of the Companies;

         (13)  declare,   set  aside,   make  or  pay  any   dividend  or  other
               distribution   in  respect  of  any  securities   issued  by  the
               Companies;

         (14) alter any of the Employee Plans, except as required by Applicable Law;

         (15) increase the salaries, benefits or other compensation payable to any of its directors, officers or employees; and

         (16) change bookkeeping, record keeping or accounting methods and procedures.

The Seller shall cause the Permitted Transactions to be effected at or prior to Closing. The Purchaser acknowledges that the Seller or its Affiliate shall be entitled to the Interim Period Excluded Assets Net Revenues.

5.2      Insurance

         During the Pre-Closing Period, the Seller will cause the Companies to maintain the insurance specified in Schedule H or substantially similar insurance. The Seller shall have no obligation to maintain or cause such parties to maintain any insurance after the Closing Date.

5.3      Due Diligence

         The Companies shall permit the Purchaser and its legal counsel and authorized representatives to have full access to all files, premises, properties, personnel, books, records (including Tax Records), auditors, contracts and documents of or pertaining to the Companies and their respective subsidiaries and affiliates and any predecessor corporations or entities during the Pre-Closing Period for purposes of performing due diligence with respect to the Companies and its assets and affairs. The provisions of the Confidentiality Agreement shall continue to be applicable to any information made available by such parties pursuant to the provisions of this Agreement.

5.4      Required Approvals

         The Parties shall use all reasonable commercial efforts to obtain the Required Approvals prior to the Time of Closing. Each Party shall provide such information and cooperation as the other Party may reasonably request in connection therewith.

5.5      Tax Elections

         Other than as expressly provided in this Agreement, no tax elections have been or will be filed in respect of any of the Companies between the

Adjustment Date and the Closing, except with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

ARTICLE 6
                                   CONDITIONS

6.1      Conditions for the Benefit of the Purchaser

         (1) The Purchaser's obligation to buy the Shares from the Seller (or pursuant to Section 6.4 and Schedule Q, purchase the Oil and Gas Assets) pursuant hereto is subject to the following conditions (which are for the exclusive benefit of the Purchaser) being satisfied in all respects at or prior to the Time of Closing, which conditions shall be deemed satisfied unless they are not satisfied to the extent one or more failures of such conditions, either alone or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on the Purchaser or the Companies:

               (i) the representations and warranties of the Seller set forth in Sections 3.1 through 3.4 inclusive shall be true and correct at the Time of Closing with the same force and effect as if made at and as of such time;

               (ii) the  Seller  and  the  Companies  shall  have  performed  or complied in all material respects with all covenants in this Agreement to be performed or complied with by the Seller or the Companies at or prior to the Time of Closing pursuant hereto;

               (iii)all  Required  Approvals  shall have been  obtained on terms reasonably acceptable to the Purchaser, at or prior to the Time of Closing;

               (iv) at Closing,  the Seller shall have delivered all items which it is required to deliver pursuant to Section 7.2;

               (v) the Seller shall have delivered opinions of the Seller's legal counsel that this Agreement (and agreements to be executed by the Seller or its Affiliates pursuant hereto) has been duly authorized, executed and delivered by the Seller in form and substance reasonably satisfactory to the Purchaser;

               (vi) there shall not be any suit, action or other proceeding that shall, at Closing, be pending against any of the Parties before any governmental entity or other agency and no law, regulation or policy shall have been proposed, enacted or applied: (i) making illegal or seeking to restrain, prohibit or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement; (ii) prohibiting or materially limiting the ownership or operation by the Companies of a material portion of the business or assets thereof or requiring the Purchaser to dispose of or hold separately any such portion of any Shares or Assets, as applicable; or (iii) making the consummation of the transactions contemplated by this Agreement materially more costly to the Purchaser or materially reducing the value of the Shares;

               (vii)the Seller shall have  delivered  releases or  discharges of the Companies' Debt, and all obligations under the other Indentures, and of all other obligations that relate to the Excluded Assets or Encumbrances (other than Permitted Encumbrances) which are not permitted under this Agreement, but where Section 6.4 is applicable, only discharges of security registerable against the Purchased Assets or an undertaking to discharge in form and content reasonably satisfactory to the Purchaser will be required, provided that the failure to provide any such releases, discharges or undertakings to discharge (to the extent the relevant obligation is Material) will be deemed to have a Material Adverse Effect; and

               (viii) the Seller shall have, and shall have caused the Companies to have transferred from the Companies, all Excluded Assets on the terms and conditions set forth in Schedule I.

         (2) If Section 6.1(1) is not satisfied at the Time of Closing or waived by the Purchaser, the Purchaser may, at or prior to the Time of Closing, at its sole option:

               (i) rescind this Agreement by notice to the Seller, in which event Section 13.1 will be applicable; or

               (ii) waive such  condition in whole or in part without  prejudice to any of its rights in the event of non-performance of any other term, covenant or condition in whole or in part.

6.2      Conditions for the Benefit of the Seller

         (1)   The  Seller's  obligation  to sell the  Shares  or,  pursuant  to
               Section 6.4 and Schedule Q, the Companies' obligation to sell the Oil and Gas Assets (in which case the condition set forth in Section 6.2(1)(vi) shall not apply) to the Purchaser pursuant hereto is subject to the following conditions (which are for the exclusive benefit of the Seller) being satisfied in all respects at or prior to the Time of Closing, which conditions shall be deemed satisfied unless they are not satisfied to the extent one or more failures of such conditions, either alone or in the aggregate have had, or could reasonably be expected to have, a Material Adverse Effect on the Seller or the Companies:

               (i) the representations and warranties of the Purchaser set forth in Section 3.6 shall be true and correct at the Time of Closing with the same force and effect as if made at and as of such time;

               (ii) the  Purchaser  shall  have  performed  or  complied  in all material respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Time of Closing pursuant hereto;

               (iii)at Closing,  the Purchaser shall have delivered all items it is required to deliver pursuant to Section 7.3;

               (iv) all  Required  Approvals  shall have been  obtained on terms acceptable to the Seller, acting reasonably, at or prior to the Time of Closing;

               (v) the Purchaser shall have delivered an opinion of the Purchaser's legal counsel that this Agreement has been duly authorized, executed and delivered by the Purchaser and PEI in form and substance satisfactory to the Purchaser;

               (vi) the Seller  shall have either (i)  successfully  completed a tender offer for its 11 1/2% Senior Secured Notes due 2004 (including those 111/2% Senior Notes Series D due 2004 which were issued under the January 27, 1998 Indenture) (the "Notes") which shall have resulted in the release of Canadian Abraxas as an Issuer (as defined in the December 21, 1999 Indenture and January 27, 1998 Indenture governing the Notes) of the Notes and from any obligations and liabilities under the Notes, the December 21, 1999 Indenture, the January 27, 1998 Indenture and the Security Documents (as defined in the December 21, 1999 Indenture) or
                    (ii) received the consent of a sufficient number of the holders of the Notes so that Canadian Abraxas shall have been released as an Issuer of the Notes and from any obligations and liabilities under the Notes, the December 21, 1999 Indenture, the January 27, 1998 Indenture and the Security Documents; and

               (vii)there  shall  not be any suit,  action  or other  proceeding that shall, at Closing, be pending before any governmental entity or other agency and no law, regulation or policy shall have been proposed, enacted or applied making illegal or seeking to restrain, prohibit or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

         (2) Subject to Section 6.4, if Section 6.2(1) is not satisfied, the Seller may, at or before the Time of Closing but not after that time, in its sole option:

               (i) rescind this Agreement by notice to the Purchaser, in which event Section 13.1 will be applicable; or

               (ii) waive such  condition in whole or in part without  prejudice to any of its rights in the event of non-performance of any other term, covenant or condition in whole or in part.


                  Notwithstanding the foregoing, the Seller shall not be entitled to terminate its obligations pursuant to Section 6.4 if the condition set forth in Section 6.2(1)(vi) has not been satisfied.

6.3      Efforts to Satisfy Conditions

         Each Party shall use all reasonable commercial efforts and shall proceed diligently, honestly and in good faith to cause the conditions set forth in Section 6.1 and 6.2 which are within its reasonable control to be satisfied. Each Party shall provide such information and cooperation to the other Party as it may reasonably request in connection with the satisfaction of such conditions.

6.4      Asset Sale Alternative

         In the event the Seller is unable to satisfy the condition set forth in
Section 6.2(1)(vi) on or prior to the Time of Closing (as the Time of Closing may be extended pursuant to Section 6.5), the Companies shall sell and the Purchaser shall buy the Oil and Gas Assets other than the Excluded Assets on the Closing Date and the provisions of this Agreement shall apply to such sale except as modified below:

         (1) On the Seller determining that the condition set forth in Section 6.2(1)(vi) cannot be satisfied prior to Closing, the Seller shall promptly provide notice to the Purchaser of such determination;

         (2)   The Base Price shall remain the same; and

         (3) The provisions set forth in the attached Schedule Q shall become effective and replace the provisions of Articles 2, 7, 8, and 9 (except Section 9.3) hereof. Article 4 hereof shall no longer be applicable.

6.5      Closing Extension

         In the event the Seller determines that the condition set forth in
Section 6.2(1)(vi) will not be satisfied by the scheduled Closing Date, the Seller shall be entitled to extend the Closing Date by up to fifteen (15) Business Days by notice to the Purchaser.

ARTICLE 7
                                     CLOSING

7.1      Closing

         The Closing shall occur at the Place of Closing at the Time of Closing.

7.2      Deliveries by the Seller at Closing

         At Closing, the Seller shall deliver to the Purchaser:

         (1) the certificates representing the Shares duly endorsed for transfer by the Seller and new share certificates issued in the name of the Purchaser in respect of the Shares;

         (2)   the Farmout Agreements, duly executed by the Farmor;

         (3)   the Farmor Guarantee duly executed by the Farmor;

         (4)   certified copies of the documents contemplated in Schedule "I";

         (5) certificates of the appropriate government officials, dated on or after the Adjustment Date, evidencing the existence and good standing of the Seller, the Farmor and the Companies in the jurisdiction of its organization and each other jurisdiction in which its good standing is required by the extent of its business;

         (6) the minute books, corporate seals and all corporate records of the Companies;

         (7)   a certificate of the Seller in the form of Schedule B;

         (8) except as otherwise directed by the Purchaser, resignations and releases, in the form of Schedule R, of all directors, officers and Employees of the Companies;

         (9)   the legal opinion referred to in Paragraph 6.1(1)(v);

         (10) certified copies of directors' resolutions of the Companies confirming approval of the transfer of the Shares to the Purchaser in accordance with the terms and conditions of this Agreement;

         (11)  the certificate defined in Section 4.1(1) hereof;

         (12)  a receipt for the Adjusted Purchase Price;

         (13) evidence reasonably satisfactory to the Purchaser that the Excluded Assets shall have been conveyed out of the Companies without recourse to the Companies; and

         (14)  such other items as may be specifically required hereunder.

7.3      Deliveries by the Purchaser at Closing

         At Closing, the Purchaser shall:

         (1) pay the Adjusted Purchase Price to the Seller, subject to Section 4.1;

         (2) deliver to the Seller the Farmout Agreements, duly executed by the Purchaser;

         (3) deliver a certificate of an officer or director of the Purchaser in the form of Schedule B; and

         (4)   deliver the legal opinion referred to in Paragraph 6.2(1)(v).

7.4      Closing Escrow

         The items tabled at Closing pursuant to Sections 7.2 and 7.3 shall be held in escrow until all of such items have been tabled, whereupon such escrow shall be terminated and the items described in Section 7.2 shall be delivered to the Purchaser and the items described in Section 7.3 shall be delivered to the Seller and the Closing shall have occurred. If such escrow is not released on or before 4:00 p.m. (Calgary Time) on the Closing Date and the Parties do not agree to an extension of the escrow, the Closing shall be deemed not to have occurred and the documents and certificates tabled by a Party pursuant to this Article 7 shall be returned to that Party.

ARTICLE 8
                             ENVIRONMENTAL INDEMNITY

8.1      Indemnity

         Except insofar as the Seller is indemnifying the Purchaser and others pursuant to Section 9.1, the Purchaser shall, and shall cause the Companies to, indemnify and save harmless the Seller and its Affiliates and their Representatives from and against the Companies' Environmental and Reclamation Liabilities related to the Oil and Gas Assets and all Losses which they may suffer, sustain, pay or incur in respect thereof, whether arising or relating to events occurring on or after the Closing Date, except any such Liabilities or Losses as may have been caused by the wilful misconduct of any such indemnified Person.

ARTICLE 9
                               GENERAL INDEMNITIES

9.1      Seller's Indemnity
         Subject to Section 9.3, the Seller shall indemnify and save harmless the Purchaser and its Affiliates and their Representatives from and against all Losses and Liabilities which they suffer, sustain, pay or incur as a consequence of a breach of a representation and warranty made by the Seller in Section 3.1, 3.2, 3.3 or 3.4 or a breach by the Seller of any of the covenants made by it in this Agreement, except any such Losses as have been caused by or result from the gross negligence or wilful misconduct of any such indemnified Person.

         The Seller shall indemnify and save harmless the Purchaser and its Affiliates and their Representatives from and against all Losses and Liabilities which they suffer, sustain, pay or incur relating to the Excluded Assets or the operation thereof or relating to the Employees which occur before, on or after the Time of Closing, except any such Losses as have been caused by or result from the gross negligence or wilful misconduct of any such indemnified Person.

         The Parties agree that for the purposes of this Section 9.1, in the case of any misrepresentation or breach of warranty of the Seller, the measure of the Purchaser's Losses in respect thereof will be, dollar for dollar, the difference in what would have been the position (financial and otherwise) of the Companies had such representation been true or the warranty not breached and the actual position (financial and otherwise) of the Companies (given such misrepresentation or breach of warranty).

9.2      Purchaser's Indemnity

         The Purchaser shall indemnify and save harmless the Seller and their Affiliates and their Representatives from and against all Losses which they suffer, sustain, pay or incur as a consequence of:

         (1) a breach of a representation or warranty contained in Section 3.6 or a breach by the Purchaser of a covenant made by it in this Agreement; or

         (2) subject to the Seller's obligations in respect of the indemnity contained in Section 9.1, any matter or circumstance relating to Oil and Gas Assets or the operation thereof which occurs before, on or after the Time of Closing or which relates to the Companies and occurs after the Time of Closing, except any such Losses as have been caused by or result from the gross negligence or wilful misconduct of any such indemnified Person.

9.3      Limitations on Seller's Indemnity

         (1) No Claim against the Seller for performance of an indemnity or in respect of a breach of any covenant, representation or warranty made by that Seller in this Agreement (other than pursuant to Section 4.3 or 9.5 hereof) shall be made or be enforceable, whether by legal proceedings or otherwise, unless written notice of such Claim is given by the Purchaser to that Seller within nine (9) months from the Closing Date;

         (2) The maximum cumulative liability of the Seller in respect of indemnities and breaches of the representations, warranties and covenants made by the Seller in this Agreement shall not exceed the Base Price;

         (3) No Claim against the Seller for performance of an indemnity or in respect of a breach of any covenant, representation, or warranty made by the Seller arising out of any fact, matter or circumstance known to the Purchaser at Closing (other than pursuant to Section 4.3(1)(i) or (iii) or 9.5 hereof);

         (4) Except as otherwise set out herein, the Purchaser's sole remedy for a misrepresentation or breach of a warranty or other agreement contained in this Agreement is limited to the indemnity contained in Section 9.1 and is limited by the provisions of this
               Section 9.3.

         (5) Notwithstanding anything to the contrary set forth in this Agreement, the Seller shall have no liability to the Purchaser or obligation to indemnify the Purchaser for any specific matter or claim for which the Purchaser has received an adjustment to the Purchase Price to the extent of such adjustment.

         (6) The Purchaser shall not be entitled to make a Claim against the Seller for indemnity pursuant to this Agreement unless and until the aggregate amount of all Losses with respect to all Claims asserted by the Purchaser under this Agreement (other than pursuant to Section 4.3 or 9.5) exceeds $1,500,000. Once such minimum threshold in Losses has been sustained by the Purchaser, the entirety of all Losses sustained by the Purchaser shall be compensable under this Section 9.3, subject to the other provisions of this Section. Claims pursuant to Section 4.3 or 9.5 shall not be included in claims for the purposes of this Section 9.3(6).

         (7) The Purchaser's Losses hereunder shall be deemed reduced by the amount of any insurance proceeds and any tax benefits received by the Purchaser with respect to such Losses.

         (8)   The  Purchaser  shall not be  entitled  to  indemnity  under both
               Section 4.3 and 9.1 for the same Loss.

9.4      Indemnification Procedure

         (1) For purposes of this Section 9.4, the term "Indemnifying Party" when used in connection with a Claim shall mean the Person having an obligation to indemnify the other Party with respect to such Claim pursuant to this Agreement (other than under Section 4.3), and the term "Indemnified Party" when used in connection with a particular Claim shall mean the Person having the right to be indemnified with respect to such Claim by the other Party pursuant to this Agreement (other than under Section 4.3).

         (2) To make claim for indemnification, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 9.4, including the specific details of and specific basis under this Agreement for its claim (the "Claim Notice"). In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a "Third Party
               Claim"), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 9.4 shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party's ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

         (3) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

         (4) If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate, at the cost and expense of the Indemnifying Party, in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the

               Indemnifying Party pursuant to this Section 9.4(4). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

         (5) If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party's choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its liability for the Third Party Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

         (6) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Losses complained of,
               (ii) admit its liability for such Losses or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed a liability of the Indemnifying Party hereunder.

9.5      Specific Claim Indemnity

         Schedule C identifies two law suits commenced by each of Canadian Natural Resources Limited and by Husky Oil Operations Ltd. (the "Indemnified Claims"). As part of the Permitted Transactions, it is intended that an Affiliate of the Seller shall assume all responsibility for the Indemnified Claims and shall be entitled to any benefit accruing in respect of such Indemnified Claims. Accordingly, the Seller shall and shall cause the Affiliate to indemnify and hold harmless the Companies from and against all Losses arising pursuant to such Indemnified Claims. The indemnification procedure set forth in
Section 9.4 shall apply to such indemnity and the Seller and its affiliates shall have the right and obligation to diligently defend the Indemnified Claims in the manner specified by Section 9.4(4).

ARTICLE 10
                                    EMPLOYEES

10.1     Choosing Employees

         The Purchaser shall identify those Employees which the Purchaser has determined it wishes to retain for its operations and provide notice to the Seller with the names of such Employees on or prior to December 11, 2002 (such identified employees being referred to as "Transfer Employees"). The Seller and the Purchaser shall meet to determine whether any Transfer Employee is desired by both parties and shall attempt to agree on a reasonable division of such Employees. Subject to any agreement reached on division of such Employees, the Seller shall offer to employ, hire or retain, as appropriate, all Employees which are not Transfer Employees (any such remaining employee being referred to as a "Retained Employee"). The Seller shall also be entitled to offer employment or otherwise offer to hire or retain any Transfer Employee, provided the Seller has advised the Purchaser that it intends to do so. Any such Transfer Employee so employed, hired or retained by the Seller shall be deemed to be a Retained Employee and not a Transfer Employee.

10.2     Recognition of Service

         The Purchaser covenants that the Purchaser and all Affiliates of the Purchaser will recognize the period of service which an Employee (other than a Retained Employee) has had with Grey Wolf, Canadian Abraxas and their predecessors for all purposes of such Employee's employment with the Purchaser and such Affiliates following Closing.

10.3     Retained Employees

         The Seller or its nominee shall offer to employ, hire or retain all Retained Employees on or prior to Closing. The Seller shall indemnify and hold harmless the Purchaser from and against all costs in respect of the termination of employment of all Retained Employees and, in the event Section 6.4 becomes effective, all Transfer Employees who do not accept an offer of employment with the Purchaser or any of its Affiliates following Closing (and in such case, such non-accepting Transfer Employees shall be deemed to be Retained Employees and cease to be Transfer Employees), including all severance amounts, damages, benefits and related costs, expenses and other liabilities incurred by the Companies in connection with the employment or termination of employment of such Employees and such amounts shall be treated as costs incurred prior to the Adjustment Date and the Purchase Price Adjustment Amount increased accordingly.

10.4     Transfer Employees

         (1) The Purchaser and, if Section 6.4 is not applicable, Grey Wolf, shall be responsible for all obligations arising in respect of the termination of the employment of all Transfer Employees.

         (2) The Purchaser and, if Section 6.4 is not applicable, Grey Wolf, shall indemnify and hold harmless the Seller from and against any and all Losses which may be suffered by the Seller arising out of any claim by any Transfer Employees who are not, and are not deemed to be, Retained Employees for any severance amount, pursuant to any employment or benefit plan, for wrongful dismissal, for any bonus or other incentive compensation and all damages, costs, expenses and other liabilities incurred in respect thereof.

         (3) The Purchaser, and if Section 6.4 is not applicable, Grey Wolf, agree that neither they nor any Affiliate shall, without the prior written consent of the Seller, hire, retain, employ or otherwise solicit for employment any Retained Employee for a period of twelve (12) months following Closing.

         (4) The Seller agrees that neither it nor any Affiliate shall, without the prior written consent of the Purchaser, hire, retain, employ or otherwise solicit for employment after the Time of Closing any Transfer Employee who continues to be employed by Grey Wolf or who accepts an offer of employment with the Purchaser or an Affiliate for a period of twelve (12) months following Closing.

10.5     Asset Transaction

         In the event that Section 6.4 and Schedule Q become applicable:

         (1) The Retained Employees shall continue with Grey Wolf and the Purchaser shall hire, retain, employ or otherwise solicit for employment all Transfer Employees. Grey Wolf shall not be responsible for Transfer Employees who accept an offer of employment with the Purchaser.

         (2) The Purchaser shall indemnify and hold harmless Grey Wolf and Abraxas from any and all Losses which may be suffered by Abraxas or the Companies arising out of any claim by any Transfer Employees who accept an offer of employment with the Purchaser for any severance amount, pursuant to any employment or benefit plan, for wrongful dismissal, for any bonus or other incentive compensation and all damages, costs, expenses and other liabilities incurred in respect thereof.

         (3) The Purchaser shall offer to hire, retain or employ all Transfer Employees on employment terms substantially the same as such Transfer Employees' current employment terms (including matters related to compensation, incentives, benefits, title, role and responsibility).

10.6     Transitional Assistance

         Following Closing, the Seller, Purchaser and the Companies shall use reasonable efforts to provide assistance from time to time to ensure the orderly transition of the business of Newco (as defined in Schedule I) and the Companies as contemplated in this Agreement. The Parties acknowledge that, from time to time, they will require assistance from Employees which have been obtained or hired by the other and the Parties shall use reasonable efforts to make available their Employees to assist in such business transition.

                                   ARTICLE 11
                                  DUE DILIGENCE

11.1     Title Opinions

         Prior to the date hereof, the Seller has provided to the Purchaser a copy of the Title Opinions. The Purchaser acknowledges that it has reviewed the

Title Opinions.

11.2     Pre-Closing Title Review

         Prior to the Closing, the Seller shall cause the Companies to make available to the Purchaser and its representatives, all Title and Operating Documents (including contracts, correspondence, files and prior title opinions) in its possession pertaining to the Oil and Gas Assets for purposes of permitting the Purchaser to review the Companies' title to the Oil and Gas Assets. The provisions of the Confidentiality Agreement shall continue to be applicable to any information made available by the Companies pursuant to this Agreement. The Purchaser shall conduct its review of the Companies' title to the Oil and Gas Assets with reasonable diligence. If there are Title Defects which affect any of the Oil and Gas Assets which are not disclosed in the Title Opinions ("New Title Defects"), the Purchaser may give notice of such New Title Defects to the Seller not later than November 21, 2002 and the Seller shall use reasonable efforts to rectify such defects. Such notice shall specify the New Title Defects in reasonable detail, the Oil and Gas Assets directly affected thereby, the Purchaser's reasonable estimate of the decrease in value of the affected Oil and Gas Assets resulting from the New Title Defects (the "Defect Value") and the Purchaser's reasonable requirements for rectification or curing thereof. The Seller shall make reasonable efforts to cure the New Title Defects prior to the Closing Date. If the aggregate Defect Value of the New Title Defects exceeds $5,000,000, the Base Price shall be reduced by the excess. The "Defect Value" of a New Title Defect is the amount by which such New Title Defect reduces the value of the Oil and Gas Assets affected thereby, determined based on the values of the individual properties as set forth in Schedule N. Except for the obligation to reduce the Base Price as provided in this Section 11.2, the Seller shall have no liability for or obligation with respect to Losses, consequential or indirect losses or losses of profits incurred by the Purchaser as the result of Title Defects, whether incurred or identified by the Purchaser or the Companies before or after Closing.

11.3     Termination Right

         If the aggregate value of the Title Defects of which the Purchaser gives notice to the Seller in accordance with and within the time specified in
Section 11.2 which have not been cured to the Purchaser's reasonable satisfaction at the Seller's cost is greater than twenty five million ($25,000,000) dollars, the Purchaser may terminate this Agreement by giving written notice to the Seller prior to the Closing Date, but not thereafter.

11.4     Arbitration

         If there is a dispute between the Parties with respect to the existence or value of a Title Defect, the following provisions shall be apply:

         (1) the dispute shall be resolved by arbitration before a single arbitrator, which will be:

               (i) in the case of a dispute with respect to the existence a New Title Defect, a recognized oil and gas lawyer in Calgary, Alberta other than a member of a firm who has given advice to a Party in connection herewith; and

               (ii) in the case of a dispute  with respect to the value of a New
                    Title Defect, a recognized reservoir engineering consultant in Calgary, Alberta other than a consultant or employee of a consulting firm who has given advice to a Party in connection herewith.

         (2) each Party shall submit to the arbitrator such Party's proposed resolution of the dispute and the arbitrator will be required to select one of such proposals as the resolution of the dispute;

         (3) if the dispute is in respect of the amount of an adjustment to the Base Price pursuant to Section 11.2 and is not resolved by the Time of Closing, the Closing Date will be delayed until the second Business Day after the arbitration is completed;

         (4) the arbitrator will be instructed to communicate his or her determination to the Parties within ten (10) days of the referral of the dispute to the arbitration;

         (5) if the arbitration delays the Closing Date beyond the date on which it would otherwise have occurred:

               (i) if the Seller wins the arbitration, Interim Interest shall be calculated as provided in the definition of Interim Interest; and

               (ii) if the Purchaser wins the arbitration, Interim Interest will be calculated only to the date which would have been the Closing Date if the arbitration had not delayed the Closing.

         Each Party will act in good faith in respect of such disputes.

                                   ARTICLE 12
                                    SURVIVAL

12.1     Survival

         Subject to the limitations and provisions set forth in this Agreement, notwithstanding the occurrence of Closing and the items delivered at Closing pursuant hereto, the representations, warranties, covenants and indemnities contained in this Agreement shall survive the Closing and the delivery of the items delivered at Closing pursuant hereto for the benefit of the Parties in accordance with terms hereof. If any document executed at or after Closing, pursuant hereto is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail unless the Parties expressly and explicitly agree to the contrary.

                                   ARTICLE 13
                                   TERMINATION

13.1     Termination

         If this Agreement is terminated prior to the Closing occurring pursuant to Sections 6.1, 6.2, or 11.4, the Parties shall be released from all obligations under this Agreement except the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, the provisions of
Section 2.3 (Deposit) shall remain in full force and effect and each Party shall remain liable for breaches by it of this Agreement occurring prior to such termination. Subject to the foregoing provisions of this Section, following such termination, each Party shall be responsible for the costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

ARTICLE 14
                                   ARBITRATION

14.1     Procedure

Excluding matters dealt with in Section 11.4, any controversy submitted to arbitration pursuant to this Agreement shall be subject to the following principles:

         (1) Upon written demand of a Party, representatives of the Parties shall meet and attempt to appoint a single arbitrator. If such representatives are unable to agree on a single arbitrator within five (5) days of such demand, then upon written demand by any Party, the Companies and the Purchaser shall, within ten (10) days of such demand, each name an arbitrator and the two arbitrators so named shall promptly thereafter choose a third. If a Party shall fail to name an arbitrator within ten (10) days from such demand, then the arbitrator for that Party shall be appointed by any Justice of the Court of Queen's Bench of Alberta upon application by the other Party. If the two arbitrators shall fail within ten (10) days from their appointment to agree upon and appoint the third arbitrator, then such third arbitrator shall be appointed by any Justice of the Court of Queen's Bench of Alberta upon request of either Party.

         (2) The arbitrator or arbitrators selected to act hereunder shall be qualified by education, experience and training to pass upon the particular question in dispute.

         (3) The arbitrator or arbitrators chosen as aforesaid shall proceed immediately to hear and determine the question or questions in dispute. The decision of the single arbitrator shall be made within forty-five (45) days after his or her appointment, subject to any reasonable delay due to unforeseen circumstances. Where there are three arbitrators, the decision of the arbitrators, or a majority of them, shall be made within forty-five (45) days after the appointment of the third arbitrator, subject to any reasonable delay due to unforeseen circumstances. In the event the single arbitrator or the arbitrators, or a majority of them, fail to make a decision within the period herein prescribed, then either Party may elect to have a new single arbitrator or arbitrators chosen in the manner herein prescribed, as if none had previously been selected.

         (4) The decision of the single arbitrator or the decision of the arbitrators, or a majority of them, shall be drawn up in writing and signed by the single arbitrator or by the arbitrators, or a majority of them, and shall be final and binding upon the parties hereto.

         (5) The liability between the Parties hereto for the payment of the compensation and expenses of the single arbitrator or the arbitrators shall be determined by the arbitrator or arbitrators, as the case may be.

         (6) Arbitration pursuant hereto shall be governed in all respects not addressed herein by the provisions of the Arbitration Act (Alberta) and regulations thereunder.

                                   ARTICLE 15
                                     GENERAL

15.1     Further Assurances

         Each Party shall from time to time and without further consideration execute and deliver all such further documents and instruments and do all acts and things as the other Party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

15.2     Time of the Essence

         Time shall be of the essence of this Agreement.

15.3     Cooperation

         The Seller shall cause the Companies to do all of the things which it is stated in this Agreement that the Companies shall do at or prior to Closing. The Purchaser shall cause the Companies to do all things which it is stated in this Agreement that the Companies shall do following Closing.

15.4     Expenses

         Each Party shall pay its costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto.

15.5     Public Announcements

         Until Closing has occurred, no public announcement or press release concerning the sale and purchase of the Shares shall be made by a Party or its Affiliates without the prior written consent and joint approval of the other Party, which consent and approval shall not be unreasonably withheld or delayed; provided that nothing contained herein shall prevent either Party at any time furnishing any information to any governmental agency or regulatory authority (including applicable stock exchanges) or to the public if required by Applicable Law or the rules of a stock exchange.

15.6     Benefit of the Agreement

         This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Parties. No Person other than the Parties and their successors and permitted assigns shall be entitled to any rights or benefits hereunder.

15.7     Entire Agreement

         This Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements (other than the Confidentiality Agreement) between the Parties hereto with respect to the subject matter hereof, including without limitation, any letter agreements between the Purchaser, the Seller and/or the Companies. Following Closing, the Purchaser shall be released from all obligations under the Confidentiality Agreement, other than obligations in respect of acts or omissions by the Purchaser and/or its representatives prior to Closing.

15.8     Amendments and Waiver

         No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both Parties and no waiver of any breach of any term or provisions of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived. No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy in law or in equity or by statute or otherwise conferred.

15.9     Assignment

         This Agreement may not be assigned by a Party without the written consent of the other Party.

15.10    Notices

         Any demand, notice or other communication (collectively, a "notice") given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by facsimile addressed to the recipient as follows:

         To the Seller:

         Abraxas Petroleum Corporation
         500 N. Loop 1604 East, Suite 100
         San Antonio, Texas 78232
         P.O. Box 701007 San Antonio, Texas 78270-1007
         Attention:        Robert L.G. Watson, President
         Fax:              (210) 490-8816

         To the Purchaser:

         PrimeWest Gas Inc.
         47th Floor, 150 - 6th Avenue S.W.
         Calgary, Alberta
         T2P 3Y7
         Attention:        Vice-President, Business Development
         Fax:              (403) 699-7411

         To PEI:

         PrimeWest Energy Inc.
         47th Floor, 150 - 6th Avenue S.W.
         Calgary, Alberta
         T2P 3Y7
         Attention:        Vice-President, Business Development
         Fax:              (403) 699-7411

         or to such other address, individual or facsimile number as may be designated by notice given by the Seller to the Purchaser or by the Purchaser to the Seller. A notice given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, provided that a notice will not be given by personal delivery except during normal business hours on a Business Day. Any notice given by registered mail shall be conclusively deemed to have been given on the day of actual receipt thereof. Any notice given by facsimile shall be conclusively deemed to have been given on the day of transmittal thereof if given during normal business hours on a Business Day and otherwise on the next Business Day thereafter. If the Party giving any notice knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such notice shall not be mailed but shall be given by personal delivery or by facsimile.

15.11    Change of Companies' Names

         It is the intention of the Seller to change the names of the Companies to a name including their respective Alberta identification numbers. However, should that not be completed prior to Closing, within thirty (30) days following Closing, the Purchaser shall change the name of the Companies to eliminate the words "Grey Wolf" or "Abraxas", and all similar words, initials and symbols therefrom. Promptly following Closing but in any case not later than ninety (90) days following Closing, the Purchaser shall change all signs on the Companies' properties to remove the words "Grey Wolf" or "Abraxas" therefrom and shall not use and shall not own the Companies' or Abraxas' name, logos, symbols or initials. Except for the matters referred to in the preceding provisions of this Section, following the Closing, none of the Companies nor the Purchaser shall use or have right to use the words "Abraxas" or "Grey Wolf", or similar words, initials or symbols. Abraxas retains all rights to the names "Abraxas" and "Grey Wolf" and all variations and derivations thereof.

15.12    Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein, excluding the conflict of laws rules that might apply the laws of another jurisdiction, and the venue for the settlement of all disputes shall be in Calgary, Alberta.

15.13    No Duplication of Adjustments

         The Parties agree that the liability and adjustment provisions herein shall be interpreted such that there shall be no duplication of payment made by a Party in respect of any adjustment or liability.

15.14    Interest

         An amount payable by a Party after Closing which is not paid within fifteen (15) days of a written request for payment from the other Party, shall bear interest at the Prime Rate plus one (1%) percent per annum payable by the paying Party to the other Party from the end of such fifteen (15) day period until the amount is paid.

15.15    PrimeWest Energy Inc. Guarantee

         PEI hereby unconditionally and irrevocably guarantees the performance of all covenants and obligations of the Purchaser in this Agreement. PEI waives diligence, presentment, demand of payment, any right to require to proceeding first against the Purchaser, protest, notice and all demands whatsoever. PEI agrees that this guarantee will not be discharged except by complete performance of the covenants and obligations of the Purchaser under this Agreement. PEI shall be directly liable as principal obligor and, upon giving notice of breach or failure to the Purchaser, neither the Seller nor the Companies shall be under any obligation to first pursue or exhaust any or all of its recourse and remedies against the Purchaser.

15.16    Counterpart Execution

         Unless otherwise specified herein, this Agreement may be executed in as many counterparts as are necessary and all executed counterparts together shall constitute one agreement.

         IN WITNESS WHEREOF the Parties have executed this Agreement.

ABRAXAS PETROLEUM CORPORATION             GREY WOLF EXPLORATION INC.
      By:                                   By:
        -----------------------------        -------------------------------
        Name:    Robert L.G. Watson          Name: Robert L.G. Watson
        Title: President & CEO               Title: President & CEO

CANADIAN ABRAXAS PETROLEUM LIMITED        PRIMEWEST GAS INC.
      By:                                    By:
        -----------------------------         ------------------------------
        Name: Robert L.G. Watson              Name: Donald A. Garner
        Title: President & CEO                Title: President & COO

                                             By:
                                              -------------------------------
                                            Name: Ronald J. Ambrozy
                                            Title: Vice President, Business Dev.

                                           PRIMEWEST ENERGY INC.
                                              By:
                                               ------------------------------
                                              Name:    Donald A. Garner
                                              Title:   President & COO

                                              By:
                                               --------------------------------
                                             Name:    Ronald J. Ambrozy
                                             Title:Vice President, Business Dev.